Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

DATED AS OF JUNE 3, 2015

BY AND AMONG

THE DISPATCH PRINTING COMPANY (“SELLER”),

CONSUMERS NEWS SERVICES, INC. (“CNS”), and

DISPATCH CONSUMER SERVICES, INC. (“DCS”)

on the one hand,

AND

GATEHOUSE MEDIA OHIO HOLDINGS II, INC. (“BUYER”),

on the other hand

AND

GATEHOUSE MEDIA OPERATING, LLC (“PARENT”),

solely for purposes of Article V and Section 12.17.

i

TABLE OF SCHEDULES

Schedule 1.1(a)	Employment Agreements
Schedule 1.1(b)	Owned Real Property Purchase Price
Schedule 1.1(c)	Permitted Encumbrances
Schedule 2.1(d)	Leases
Schedule 2.1(f)	Machinery, Equipment, Furniture, and Other Personal Property
Schedule 2.1(g)	Personal Property Leases
Schedule 2.1(h)	Seller’s Intellectual Property and the Software
Schedule 2.1(j)	Business Agreements
Schedule 2.1(l)	Publications
Schedule 3.3	No Conflicts
Schedule 3.4(a)	Financial Statements
Schedule 3.4(c)	Accounting Practices
Schedule 3.5	Operations since Balance Sheet Date
Schedule 3.6	Taxes
Schedule 3.9(a)	Owned Real Property
Schedule 3.9(b)	Leased Real Property
Schedule 3.9(f)	Real Property Exceptions
Schedule 3.11	Personal Property Leases
Schedule 3.12(a)	Intellectual Property
Schedule 3.12(b)	Software
Schedule 3.12(c)	Intellectual Property Encumbrances
Schedule 3.12(d)	Intellectual Property Registrations
Schedule 3.12(e)	Intellectual Property Claims
Schedule 3.12(f)	Intellectual Property Infringement
Schedule 3.12(g)	Intellectual Property Development
Schedule 3.15(a)	Employees
Schedule 3.15(b)	Union Agreements
Schedule 3.15(c)	Compliance with Employment Laws
Schedule 3.15(d)	Transaction Bonuses
Schedule 3.15(e)	Withdrawal Liabilities
Schedule 3.16	Material Contracts
Schedule 3.17	Status of Contracts
Schedule 3.18	Violation, Litigation or Regulatory Action
Schedule 3.19(a)	Employee Plans
Schedule 3.19(b)	ERISA
Schedule 3.19(c)	Multiemployer Plans
Schedule 3.19(d)	Plans for Terminated Employees
Schedule 3.19(g)	ERISA Liability
Schedule 3.20	Environmental Protection
Schedule 3.20(h)	Phase I Environmental Assessments
Schedule 3.21	Transactions with Affiliates
Schedule 3.22	Carriers
Schedule 3.23	Advertisers; Subscribers; Circulation; Third Party Relationships
Schedule 3.24(a)	Insurance Policies

Schedule 3.24(b)	Insurance Claims
Schedule 3.25(a)	Privacy; Systems; Security
Schedule 6.5(b)	Operations of the Business Prior to Close

v

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of June 3, 2015 (this “Agreement”), by and among The Dispatch Printing Company, an Ohio corporation (“Seller”), Consumers News Services, Inc., an Ohio corporation (“CNS”), Dispatch Consumer Services, Inc., an Ohio corporation (“DCS”), GateHouse Media Ohio Holdings II, Inc., a Delaware corporation (“Buyer”), and GateHouse Media Operating, LLC, a Delaware limited liability company (“Parent”) solely for purposes of Article V and Section 12.17.

WHEREAS, Seller, CNS and DCS are, among other things, engaged in the business of (a) publishing/operating a printed newspaper known as The Columbus Dispatch and certain niche publications and (b) operating Consumers News Services and Dispatch Consumer Services (collectively, the “Business”); and

WHEREAS, Seller, CNS and DCS desire to sell to Buyer, and Buyer desires to purchase from Seller, CNS and DCS, on a going concern basis, the assets, properties and business of Seller, CNS and DCS exclusively related to the Business other than the Excluded Assets (as defined below), all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Seller, CNS, DCS and Buyer as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Acquired Employee” has the meaning specified in Section 7.2(a).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning specified in the recitals.

“Allocation Schedule” has the meaning specified in Section 2.7.

“Assumed Contracts” has the meaning specified in Section 3.16.

“Assumed Liabilities” has the meaning specified in Section 2.3(a).

“Balance Sheet” has the meaning specified in Section 2.1(a).

“Balance Sheet Date” has the meaning specified in Section 2.1(a).

“Basket” has the meaning specified in Section 10.5(d)(i).

“Business” has the meaning specified in the recitals.

“Business Agreement” has the meaning specified in Section 3.17.

“Business Employees” has the meaning specified in Section 7.2(a).

“Buyer” has the meaning specified in the introductory paragraph hereof.

“Buyer Ancillary Agreements” has the meaning specified in Section 4.2(a).

“Buyer’s Benefit Programs” has the meaning specified in Section 7.2(c).

“Buyer Excluded Matters” has the meaning specified in Section 10.5(d)(ii).

“Buyer Group Member” means Buyer, its subsidiaries, directors, officers, employees and agents and their respective successors and assigns.

“Buyer Guaranteed Obligations” has the meaning specified in Section 12.17.

“Buyer Material Effect” has the meaning specified in Section 4.2(c)(i).

“Cap” has the meaning specified in Section 10.5(d)(i).

“Claim Notice” has the meaning specified in Section 10.3(a).

“Closing” has the meaning specified in Section 2.4.

“Closing Date” has the meaning specified in Section 2.4.

“CNS” has the meaning specified in the introductory paragraph hereof.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, indenture, note, mortgage, bond, lease or license.

“Contract Not Assumed” has the meaning specified in Section 3.16.

“Copyrights” means all United States registered copyrights and pending applications to register the same including the right to enforce all copyrights against past, current, and future infringement.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“DCS” has the meaning specified in the introductory paragraph hereof.

“Domain Names” has the meaning specified in Section 3.12(a).

“Employment Agreements” means the employment agreements listed on Schedule 1.1(a).

“Employment Agreement Executives” means the employees of Seller, CNS or DCS who are parties to the Employment Agreements.

“Employment Laws” has the meaning specified in Section 3.15(c).

“Employee Plans” has the meaning specified in Section 3.19(a).

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of a similar kind.

“Environmental Laws” means any applicable law concerning (a) pollution, (b) the manufacture, processing, distribution, transport, use, treatment, storage, emission, discharge, release or threatened release of pollutants, contaminants, or industrial, toxic or hazardous wastes (including Hazardous Materials) into the environment, and (c) the protection of the environment and human health and safety, in each case including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Oil Pollution Act of 1990, the Occupational Health and Safety Act, 29 U.S.C. §651 et seq., and all regulations promulgated thereunder.

“Environmental Matters” means any matter arising out of or relating to human health and safety, or pollution or protection of the environment or workplace, or compliance with Environmental Laws, any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, Release control or Remediation of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with Seller, (or, if the reference is to Buyer’s ERISA Affiliate, with Buyer), as defined in Section 414 of the Code.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.3(b).

“Expense” means any and all reasonable out-of-pocket expenses incurred in connection with defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, expert witnesses, consultants, accountants and other professionals).

“Financial Statements” has the meaning specified in Section 3.4(a).

“Form 8594” has the meaning specified in Section 2.7.

“FSA” has the meaning set forth in Section 7.2(i).

“GAAP” means United States generally accepted accounting principles.

“Gannett Agreement” means Newsprint Agreement by and between Gannett Supply Corporation and The Dispatch Printing Company, dated as of December 15, 2011.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Governmental Permits” has the meaning specified in Section 3.8.

“Hazardous Substances” means any substance (a) which is or becomes defined as a “hazardous waste”, “hazardous substance”, “toxic substance”, “pollutant” or “contaminant” under Environmental Laws; or (b) which is or contains gasoline, diesel fuel, or other petroleum hydrocarbons; or (c) which are or contain polychlorinated biphenyls (PCBs) or asbestos; (d) chlorinated solvents or radioactive materials or wastes; or (e) lead or lead-containing materials; or (f) area formaldehyde foam insulation.

“Indemnified Party” has the meaning specified in Section 10.3(a).

“Indemnitor” has the meaning specified in Section 10.3(a).

“Independent Accounting Firm” has the meaning specified in Section 2.7.

“Individuals” has the meaning specified on Section 8.4.

“Instrument of Assumption” has the meaning specified in Section 2.3(a).

“Intellectual Property” means Copyrights, Patent Rights, Trademarks, Trade Secrets and domain names.

“Intellectual Property Assignments” has the meaning specified in Section 2.6(a)(iv)

“Knowledge of Seller” means, as to a particular matter, the knowledge of John Wolfe, Michael Fiorile, Poe Timmons, Brad Campbell, and Joe Gallo after reasonable inquiry of the books and records of the Business.

“Leased Real Property” has the meaning specified in Section 3.9(b).

“Leases” means the (those) lease agreement(s) to which Seller is a party for its use and occupancy for the premises which are the subject of such lease agreement(s).

“Lease Assignments” has the meaning specified in Section 2.6(a)(ii).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, matured or unmatured or determined or determinable, including those arising under any Requirements of Law, Order, Contract or Benefit Plan.

“Liquidated Damages” has the meaning specified in Section 11.1(c).

“Loss” means any and all out-of-pocket losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, it being understood that losses shall not include punitive, special or consequential or opportunity cost damages of any kind, or the loss of anticipated or future business or profits (including a multiple of earnings).

“Material Adverse Effect” means a material adverse effect on the assets, results of operations or financial condition of the Business (other than the Excluded Assets) taken as a whole, other than changes (a) relating to generally applicable economic conditions or the newspaper industry in general, (b) resulting from the announcement by Seller or any of their respective Affiliates of their intention to sell the Purchased Assets or the Business, (c) resulting from the execution of this Agreement (including the identity of Buyer) or the consummation of the transactions contemplated hereby (except to the extent resulting from the breach by Seller, CNS or DCS of a representation, warranty or covenant), (d) resulting from any changes in any Requirements of Law or generally accepted accounting principles, or (e) resulting from the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving the United States of America or any part thereof.

“Owned Real Property” has the meaning specified in Section 3.9(a).

“Owned Real Property Purchase Price” means $14,489,284, as broken down by parcel number on Schedule 1.1(b).

“Parent” has the meaning specified in the introductory paragraph hereof.

“Patent Rights” means all patents, patent applications, continuations, continuations-in-part, divisions, reissues and reexamined patents including the right to enforce all issued patents against past, current, and future infringement.

“Payee” has the meaning specified in Section 12.14.

“Payee Parties” has the meaning specified in Section 12.14.

“Payor” has the meaning specified in Section 12.14.

“Permitted Encumbrances” means Encumbrances (a) for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith in accordance with applicable Requirements of Law; (b) related to landlords and liens of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the ordinary course of business for sums not yet due and payable; (c)

arising in the ordinary course of the Business consistent with past practice that are not delinquent and that in the aggregate are not material in amount and do not interfere with the present use of the assets of the Business to which they apply; (d) related to zoning, building codes and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon that are imposed by a Government Body, (e) related to easements, covenants, conditions, restrictions and other similar matters affecting title to Real Property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of such Real Property in the operation of the Business or that are capable of being insured over by endorsement to the Title Policy, (f) as shown on Schedule 1.1(c) attached hereto, or (g) related to obligations that Seller, CNS and DCS will discharge at or prior to Closing; provided, however, that if such obligations are not discharged at or prior to Closing, after Closing they will not be considered Permitted Encumbrances.

“Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity or any Governmental Body.

“Publications” has the meaning specified in Section 2.1(l).

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchase Price” has the meaning specified in Section 2.5.

“Real Property” has the meaning specified in Section 3.9(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the air, soil, surface water, subsurface or groundwater, including but not limited to the discarding of barrels, containers or other receptacles containing Hazardous Substances.

“Remediation” means any response, remedial, removal, or corrective action (including without limitation any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate) with regard to any Hazardous Substances; any actions to prevent, cure or mitigate any Release of any Hazardous Substances; any action to comply with any Environmental Laws or with any Environmental Permits; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“Requirements of Law” means any foreign, federal, state or local law, rule or regulation, Governmental Permit or other binding order, decree or determination of any Governmental Body.

“Seller” has the meaning specified in the introductory paragraph hereof.

“Seller Ancillary Agreements” has the meaning specified in Section 3.3(a).

“Seller Excluded Matters” has the meaning specified in Section 10.5(d)(i).

“Seller Group Member” means the Seller and its Affiliates, directors, officers, employees and agents and their respective successors and assigns.

“Software” means computer software programs and software systems, including tool sets, compilers, higher level “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form.

“Survey” has the meaning specified in Section 3.9(c).

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts (including commercial activity tax), property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, imposed by any Governmental Body.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Title Commitment” has the meaning specified in Section 3.9(c).

“Title Company” has the meaning specified in Section 3.9(c).

“Title Objection Date” has the meaning specified in Section 3.9(c).

“Title Policy” has the meaning specified in Section 2.6(vii).

“Trademarks” means registered United States and state trademarks, service marks and trade names and pending applications to register the foregoing, all unregistered (i.e., common law) trademarks and service marks, all trade dress rights, and any Internet domain names owned by Seller, CNS or DCS, as the case may be.

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information that provides the owner with an economic benefit or competitive advantage by virtue of remaining secret.

“WARN” has the meaning specified in Section 7.2(k).

“Warranty Deed” has the meaning specified in Section 3.9(c).

“Withdrawal Liability” is withdrawal liability (within the meaning of ERISA Section 4201 et seq., 29 U.S.C. § 1381 et seq.)

“Withdrawal Liability Event” means any action or occurrence which would trigger Withdrawal Liability from an Employee Plan which is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.1. Purchase and Sale of Purchased Assets. On the Closing Date, Seller, CNS and DCS shall sell transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, CNS and DCS free and clear of all Encumbrances (except for Permitted Encumbrances) all of Seller, CNS and DCS’s right, title and interest in, to and under the assets, properties and business (excepting only the Excluded Assets) of every kind and description relating exclusively to the Business (and only the Business), wherever located, real, personal or mixed, tangible or intangible, owned or held by Seller, CNS or DCS as the same shall exist on the Closing Date (referred to as the “Purchased Assets”), including the following:

(a) All of the assets reflected on the pro forma, internally prepared balance sheet of the Business (the “Balance Sheet”) for the period ended April 30, 2015 (the “Balance Sheet Date”) in the Financial Statements as set forth on Schedule 3.4(a), except (i) Excluded Assets, (ii) immaterial amounts of personal property disposed of in the ordinary course of the Business after the Balance Sheet Date, and (iii) inventory, and accounts receivable disposed of or converted into cash after the Balance Sheet Date in the ordinary course of the Business

(b) All accounts receivable generated by the Business as of the Closing Date;

(c) All raw materials, supplies, work-in-process, finished goods, and other materials included in the inventory of the Business;

(d) The Leases listed in Schedule 2.1(d);

(e) The Owned Real Property listed in Schedule 3.9(a);

(f) The machinery, equipment, furniture and other personal property listed or referred to in Schedule 2.1(f);

(g) The personal property leases listed in Schedule 2.1(g);

(h) Seller’s Intellectual Property and the Software listed in Schedule 2.1(h);

(i) All Trade Secrets used exclusively in the Business;

(j) The Business Agreements listed in Schedule 2.1(j);

(k) All books, records, or information (including all data and other information stored on discs, tapes or other media) of Seller, CNS and DCS relating to the assets, properties and operations of the Business, including client and customer lists, referral sources, production reports, service and warranty records relating to the Purchased Assets, equipment logs, operating guides and manuals, promotional materials, and other similar documents and records and all personnel records, other than such books, records and information to the extent relating to the Excluded Assets;

(l) Each of the publications referred to in Schedule 2.1(l) and all of Seller, CNS and DCS’s rights to prepare, publish, sell and distribute such publications and any other publications, extensions (including websites) or spin offs derived from such publications or related thereto in all languages (collectively, the “Publications”);

(m) All inventories of back and current issues of the Publications; editorial material, work in process, finished goods, manuscripts, notes and drafts, graphic artwork, cuts, photographs and negatives owned by Seller, CNS and DCS to the extent they relate to the Publications; promotional materials, inserts, and direct mail materials owned by Seller, CNS and DCS to the extent they relate to the Publications; stationery, supplies, purchase orders, forms, labels, shipping materials and catalogs owned by Seller, CNS and DCS to the extent they relate to the Publications;

(n) All circulation, delivery and mailing lists and carrier routes maintained by Seller, CNS and DCS to the extent they relate to any of the Publications, all data related to such lists, all circulation readership studies, audience surveys and research owned by Seller, CNS and DCS, and all other mailing lists, together with all records, reports and tapes of computer data owned by Seller, CNS and DCS, in each case to the extent they relate to any of the Publications;

(o) All of the advertising contracts, space reservations and insertion orders to the extent they relate to the placement of advertising in any of the Publications with respect to all dates occurring after the Closing Date;

(p) All subscriptions and orders to the extent they relate to any of the Publications;

(q) All film negatives, disks, art files (including electronic files) and designs used exclusively in the Business, other than such film negatives, disks, art files (including electronic files) and designs to the extent relating to the Excluded Assets; and

(r) All of Seller, CNS and DCS’s goodwill in and going concern value of the Business.

Section 2.2. Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any asset or property of Seller, CNS or DCS of every kind and description (wherever located, real, personal or mixed, tangible or intangible) that is not a Purchased Asset, including the following (herein referred to as the “Excluded Assets”):

(a) All cash and cash equivalents (including any marketable securities or certificates of deposit) of Seller, CNS or DCS;

(b) All investments (including stock of CNS and DCS), tangible assets, intangible assets, and operations of Seller, CNS or DCS not related to the Business;

(c) All advertising contracts for sports arenas and other public venues, and all tickets and rights to use suites at various sports venues;

(d) All claims, rights and interests of Seller, CNS or DCS in and to any refunds for any Tax for which Seller, CNS or DCS is liable pursuant to Section 7.1;

(e) Any rights, claims or causes of action of Seller, CNS or DCS against third Persons relating to the assets, properties, business or operations of the Business arising out of transactions occurring prior to the Closing Date;

(f) All bonds held, contracts or policies of insurance and prepaid insurance with respect to such contracts or policies;

(g) Each of Seller’s, CNS’ and DCS’ corporate seal, corporate minute books, stock record books, corporate records relating to the organization, maintenance and existence of each of Seller, CNS, and DCS as corporations, corporate Tax Returns and related documents and supporting work papers and any other records and Tax Returns, assessments and similar governmental levies (other than real and personal property Taxes, assessments and levies imposed on the Purchased Assets);

(h) The contracts, agreements or understandings of Seller listed in Schedule 3.16 and designated on such Schedule as a “Contract Not Assumed” and any contract, agreement or understanding listed on Schedule 3.16 which has expired according to its terms (and not due to a breach or default hereunder) prior to the Closing Date (including but not limited to the Employment Agreements);

(i) All of Seller, CNS and DCS’s rights and claims pursuant to this Agreement and any other agreement or document entered into by Seller in connection with the transactions contemplated hereby;

(j) Seller, CNS and DCS’s rights, claims or causes of action against third Persons which might arise in connection with the discharge by Seller, CNS or DCS of the Excluded Liabilities;

(k) All records and documents relating to Excluded Assets or liabilities other than Assumed Liabilities;

(l) All of Seller, CNS or DCS’s Employee Plans, other than those assets transferred from the Seller, CNS or DCS’s FSAs to the Buyer’s FSAs pursuant to Section 7.2(i);

(m) Any rights of or payment due to Seller, CNS or DCS or any of its Affiliates under or pursuant to this Agreement or the other agreements with Buyer contemplated hereby; and

(n) Any machinery, equipment, furniture and other personal property that is not a Purchased Asset.

Section 2.3. Assumption of Liabilities.

(a) On the Closing Date, Buyer shall deliver to Seller, CNS and DCS an undertaking and assumption, substantially and in all material respects in the form of Exhibit A (the “Instrument of Assumption”), pursuant to which Buyer shall assume and be obligated for, and shall agree to pay, perform and discharge in accordance with their terms, the following and only the following liabilities and obligations of Seller, CNS and DCS (except to the extent such liabilities and obligations constitute Excluded Liabilities):

(i) All liabilities and obligations of Seller, CNS and DCS as reflected on the Balance Sheet;

(ii) All liabilities and obligations incurred by Seller, CNS or DCS in the ordinary course of the Business since the Balance Sheet Date except to the extent that such liabilities and obligations result or arise from a breach of a representation or warranty under Article III, excluding for purposes of this Section 2.3(a)(ii) any “material”, “materiality”, “Material Adverse Effect” or Knowledge qualifications;

(iii) All liabilities and obligations of the Business arising on or after the Closing Date under the Business Agreements, the Leases and the personal property leases listed in Schedule 2.1(g);

(iv) The liabilities and obligations with respect to Business Employees assumed by Buyer pursuant to Section 7.2.

All of the foregoing to be assumed by Buyer hereunder are referred to herein as the “Assumed Liabilities.”

(b) Buyer shall not assume or be obligated for any of, and Seller, CNS and DCS shall retain, pay, perform, defend and discharge all of, its liabilities and obligations of any and every kind whatsoever not expressly assumed by Buyer under Section 2.3(a) and, notwithstanding anything to the contrary in Section 2.3(a) and without limiting the foregoing, none of the following shall be Assumed Liabilities for purposes of this Agreement:

(i) Except as otherwise specified in Section 2.3(a)(i) and (ii) above, all obligations liabilities and commitments, presently existing or contingent, of Seller, CNS or DCS arising out of the ownership or operation of the Business or under any Business Agreement or the ownership, use, possession or condition of the assets and the Publications, in each case that were incurred in respect of periods occurring on or prior to the Closing;

(ii) Any liabilities and obligations in respect of any Taxes of Seller, CNS or DCS;

(iii) Any costs and expenses incurred by Seller, CNS or DCS incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(iv) Any liabilities or obligations to the extent arising out of any Excluded Assets;

(v) Any liabilities and obligations under, or related to Seller, CNS or DCS’s Employee Plans (other than those liabilities and obligations transferred from the Seller, CNS or DCS’s FSAs to the Buyer’s FSAs pursuant to Section 7.2(i)) as well as any liabilities and obligations under, or related to, any plan in which Seller, CNS or DCS and/or its ERISA Affiliates previously participated (including, without limitation, any Withdrawal Liability associated with participation in or withdrawal from a multiemployer plan prior to the Closing Date);

(vi) Any and all obligations, liabilities and commitments arising out of or related to conditions or events that occurred prior to the Closing and that arise under Environmental Laws and/or are related to Environmental Matters, including but not limited to such obligations, liabilities and commitments related to the ownership or operation of the Business or the ownership, use, possession or condition of the Assets prior to the Closing;

(vii) Any liabilities and obligations not explicitly included as Assumed Liabilities pursuant to Section 2.3(a);

(viii) Any debts and other obligations of Seller, CNS or DCS for borrowed money, to the extent not included in the Assumed Liabilities; and

(ix) All debts and other obligations of Seller, CNS or DCS to its respective Affiliates.

All of the foregoing liabilities not to be assumed by Buyer hereunder are referred to herein as the “Excluded Liabilities.”

Section 2.4. Closing Date. The purchase and sale of the Purchased Assets provided for in Section 2.1 (the “Closing”) shall be consummated at 11:59 P.M., local time, on June 15, 2015, at the offices of Buyer, or at such other place as shall be agreed upon by Seller and Buyer unless (a) the conditions set forth in Articles VIII and IX have not been satisfied or, if permissible, waived, in which case the Closing shall occur within three (3) days of the satisfaction or, if permissible, waiver of such conditions, or (b) another date or time is otherwise agreed upon by Seller and Buyer (such date and time being hereinafter called the “Closing Date”).

Section 2.5. Purchase Price. The purchase price (the “Purchase Price”) for the Purchased Assets shall be cash equal to Forty-Seven Million Dollars ($47,000,000.00). The Purchase Price shall be payable in immediately available funds at the Closing.

Section 2.6. Closing Date Deliveries. (a) On the Closing Date, Seller, CNS and DCS shall deliver or cause to be delivered to Buyer:

(i) a bill of sale and assignment of Seller, CNS and DCS, substantially and in all material respects in the form of Exhibit B, conveying all of the Purchased Assets;

(ii) one or more deeds in respect of the Owned Real Property and such other agreements of assignment, in reasonable and customary form, pursuant to which Seller assigns and Buyer assumes, as of and after the Closing Date, all of Seller’s right, title, interest and post-closing liabilities pursuant to the Leases (the “Lease Assignments”), duly executed by Seller;

(iii) for each Lease (A) an estoppel certificate from the landlord thereunder, in a commercially reasonable form, certifying that such Lease is in full force and effect and the date through which rent has been paid and (B) landlord consent to the assignment as required by the Leases;

(iv) instruments of assignment substantially in the form of Exhibit C attached hereto for Intellectual Property transferred, including all pending applications (collectively, the “Intellectual Property Assignments”);

(v) license agreement substantially in the form of Exhibit D attached hereto to fulfill Seller’s obligations under the advertising contracts referenced in Section 2.2(c) (the “License Agreement”);

(vi) a copy of the certificate of incorporation of each of Seller, CNS, and DCS, certified as of a recent date by the secretary of state of its state of incorporation;

(vii) a certificate of good standing of each of Seller, CNS, and DCS, issued as of a recent date by the secretary of state of its state of incorporation;

(viii) a certificate of the secretary or assistant secretary of each of Seller, CNS, and DCS as to its bylaws, the resolutions of its board of directors authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and the incumbency and signatures of its officers executing this Agreement and any Seller Ancillary Agreement;

(ix) a 2006 ALTA extended coverage owner’s title insurance policy (“Title Policy”), or equivalent form acceptable to Buyer, issued by the Title Company, with the arbitration provision eliminated by endorsement, with coverage in the amount of the Owned Real Property Purchase Price, indicating title to the Owned Real Property (including any easements or other rights for the benefit of the land) and any improvements thereon to be vested of record in Buyer, subject solely to the Permitted Encumbrances.

(b) On the Closing Date, Buyer shall deliver or cause to be delivered to Seller, CNS, and DCS:

(i) the Purchase Price by wire transfer of immediately available funds to the accounts of Seller, CNS, and DCS specified on Exhibit E, or such other account specified by Seller, CNS, and DCS in writing;

(ii) the Intellectual Property Assignments, duly executed by Buyer;

(iii) the Lease Assignments, duly executed by Buyer;

(iv) the License Agreement, duly executed by Buyer;

(v) copies of the certificate of incorporation of Buyer, certified as of a recent date by the secretary of state of its state of incorporation;

(vi) a certificate of good standing of Buyer, issued as of a recent date by the secretary of state of the state of its incorporation;

(vii) a certificate of the secretary or assistant secretary of Buyer as to its bylaws, the resolutions of its board of directors and authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and the incumbency and signatures of its officers executing this Agreement and any Buyer Ancillary Agreement; and

(viii) the Instrument of Assumption.

Section 2.7. Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the relevant Assumed Liabilities shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code. Seller and Buyer shall provide the other promptly with any other information required to complete the Allocation Schedule (as defined below). Seller and Buyer also shall allocate and report any adjustments to the Purchase Price in accordance with Treasury Regulations Section 1.1060-1(e), and any allocations made as a result of such adjustments shall become part of the Allocation Schedule. The Purchase Price (which for these purposes shall include the amount of the relevant Assumed Liabilities) shall be allocated among the Purchased Assets in accordance with a schedule that Buyer shall provide to the Seller within 30 days after the Closing. Thereafter, Seller shall have 30 days either to (a) agree with and accept such schedule or (b) in good faith suggest changes to such schedule and attempt to agree with Buyer, with each party using its commercially reasonable efforts to resolve such dispute within 40 days after Buyer delivers the proposed schedule to Seller, as to the contents of the schedule (with the resulting agreed-upon schedule in both instances called the “Allocation Schedule”). If Seller and Buyer are unable to resolve such dispute within such 40-day period, the resolution of such dispute shall be determined by an independent accounting firm (the “Independent Accounting Firm”) whose cost shall be borne equally by Seller and Buyer. The parties shall instruct the Independent Accounting Firm to resolve such dispute within 10 days after submission of such disputed item to the Independent Accounting Firm for its consideration. The Independent Accounting Firm’s resolution of the dispute shall be final and binding on both parties and shall be deemed to amend the Allocation Schedule. Once Seller and Buyer agree on the Allocation Schedule (or once the Independent Accounting Firm determines the Allocation Schedule), Seller and Buyer shall file Internal Revenue Service Form 8594 and any required attachments thereto (“Form 8594”), together with all federal, state and local Tax Returns, in a manner consistent with and in accordance with such Allocation Schedule. Within 10 days of filing Form 8594 with the Internal Revenue Service pursuant to this Section 2.7, each party shall provide the other with a copy of such form as filed. The parties agree to act in accordance with the Allocation Statement in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided that none of Seller or any of its Affiliates or Buyer or any of its Affiliates will be obligated to litigate any challenge to such allocation of the Purchase Price by a Governmental Body. The parties will promptly inform one another of any challenge by any Governmental Body to the Allocation Schedule and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

Section 2.8. Non-assignability of Assumed Contracts. At the Closing, Seller, CNS and DCS shall assign and Buyer shall assume, and shall thereafter perform and observe fully and timely, all rights and executory liabilities and executory obligations of Seller, CNS and DCS accruing or arising from and after the Closing Date under the Assumed Contracts; provided, however, that this Agreement shall not constitute an agreement to assign any Assumed Contract or any claim or right or any benefit arising thereunder or resulting therefrom if and for so long as such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Contract or in any way adversely affect the rights of the parties thereunder.

If a consent is not obtained, Seller, CNS or DCS, as the case may be, shall (i) provide to Buyer the benefits of such Contract, and Buyer shall bear the burden thereunder as if such Contract were transferred to Buyer in accordance with this Agreement, including pursuant to any subcontracting, sublicensing or subleasing arrangements as may be agreed between the parties, (ii) enforce for the benefit of Buyer any and all of the rights against a third party thereto, and Buyer shall perform the obligations thereunder, and (iii) promptly, and no later than five business days after receipt, pay to Buyer when received all monies received by Seller, CNS or DCS under any such Contract. Any out-of-pocket costs incurred by or on behalf of Seller, CNS or DCS to implement the arrangements contemplated by this Section 2.8 shall be borne by Buyer.

Section 2.9. Further Assurances. (a) From time to time following the Closing, Seller, CNS or DCS, as the case may be, shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third Persons, which consent has not been obtained prior to the Closing, to cooperate with Buyer at its reasonable request in endeavoring to obtain such consent; provided that such action shall not include any requirement of Seller, CNS or DCS or any of its Affiliates to expend money (other than immaterial amounts), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person.

(b) From time to time following the Closing, Buyer shall execute and deliver, or cause to be executed and delivered, to Seller, CNS or DCS, as the case may be, such other undertakings and assumptions as Seller, CNS or DCS may reasonably request or as may be otherwise necessary to more effectively evidence Buyer’s assumption of and obligation to pay, perform and discharge the Assumed Liabilities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER, CNS AND DCS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller, CNS and DCS, jointly and severally, represent and warrant to Buyer as follows:

Section 3.1. Organization. Each of Seller, CNS, and DCS is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of Seller, CNS, and DCS has the requisite power and authority to own or lease and to operate and use the Purchased Assets owned by it and to carry on the Business as now conducted by it.

Section 3.2. Subsidiaries and Investments. Except for Seller’s ownership of CNS and DCS (each of which own assets being sold pursuant to this Agreement and are subsidiaries of Seller), none of Seller, CNS or DCS own, directly or indirectly, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity or otherwise control any such corporation, partnership, joint venture or other entity, which in each case is engaged in the Business.

Section 3.3. Authority of Seller, CNS and DCS. (a) Each of Seller, CNS, and DCS has the requisite corporate power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller, CNS and DCS pursuant hereto (collectively, the “Seller Ancillary Agreements”), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b) The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by each of Seller, CNS, and DCS have been duly authorized and approved by all necessary corporate action by each of Seller, CNS, and DCS and do not require any further authorization or consent of Seller, CNS or DCS or their respective shareholders. This Agreement is, and the Seller Ancillary Agreements when executed and delivered by Seller, CNS or DCS, as the case may be, and the other parties thereto will be, a legal, valid and binding agreement of each of Seller, CNS, and DCS enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Except as set forth in Schedule 3.3, the execution and delivery by each of Seller, CNS, and DCS of this Agreement or the Seller Ancillary Agreements, the consummation by Seller, CNS or DCS of any of the transactions contemplated hereby or thereby or compliance by Seller, CNS or DCS with or fulfillment by Seller, CNS or DCS of the terms, conditions and provisions hereof or thereof will not:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under, (1) the organizational documents of Seller, CNS or DCS, (2) any Contract to which Seller, CNS or DCS is a party, (3) any Governmental Permits or (4) any judgment, order, award or decree to which Seller, CNS or DCS is a party or any of the Purchased Assets is subject or by which Seller, CNS or DCS is bound, or any Requirements of Law affecting Seller or the Purchased Assets; provided, however, in the case of clauses (2), (3) and (4) in this Section 3.3(c)(i), as would not reasonably be expected to have a Material Adverse Effect and, in the case of clause (2) in this Section 3.3(c)(i), except for such defaults that will be cured, waived or consented to as of or prior to the Closing; or

(ii) require the approval, consent, authorization or act of, or the making by Seller, CNS or DCS of any declaration, filing or registration with, any Governmental Body other than any failure to obtain or do any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.

Section 3.4. Financial Statements.

(a) Seller has furnished Buyer with true, complete and correct copies of pro forma, internally prepared balance sheets of the Business as of December 28, 2014 and the Balance Sheet Date (the “Balance Sheets”) and pro forma internally prepared statements of earnings and retained earnings of the Business for the twelve month period ended December 28, 2014 and the four month period ended May 3, 2015, (collectively, the “Financial Statements”), copies of which are attached as Schedule 3.4(a).

The information contained in the Financial Statements:

(i) is derived from the books and records of the Business;

(ii) fairly presents in all material respects and on a pro forma basis the financial condition of the Business at such dates and the results of its operations for the periods therein specified;

(iii) were internally prepared consistent with past practices of the Seller.

Except as set forth in the Financial Statements and to the Knowledge of Seller, the Business does not, as of the date of each of the respective Financial Statements, have any Liability related to the Business of a kind required by GAAP to be set forth on the Financial Statements. The Financial Statements are also subject to year-end adjustments and the lack of footnotes and other presentation items.

(b) There are no material Liabilities related to the Business, except:

(i) Liabilities disclosed or provided for in the Balance Sheets or disclosed in the Schedules appended to this Agreement;

(ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Financial Statements; or

(iii) Liabilities under this Agreement or incurred in connection with the transactions contemplated hereby and thereby.

(c) Schedule 3.4(c) sets forth the practices of Seller for preparing the Financial Statements, including any variances to GAAP, and reconciles the Financial Statements to the books and records of the Business and the actual financial statements of the Business.

Section 3.5. Operations Since Balance Sheet Date. Except as set forth in Schedule 3.5, during the period from the Balance Sheet Date to the date hereof, inclusive, with respect to the Business there has been: (a) no change in the financial condition or the results of operations of the Business which has had a Material Adverse Effect; (b) no damage, destruction, loss or claim (whether or not covered by insurance) or condemnation or other taking which has had a Material Adverse Effect; (c) no change in its relationship with its suppliers, customers, distributors, lessors, licensors, or licensees other than changes which have not had a Material

Adverse Effect; (d) no change in any method of accounting or keeping books of account or accounting practices or principles; and (e) no agreement whether oral or written, to do any of the things set forth in clause (a) through (d) above. Except as set forth in Schedule 3.5, since the Balance Sheet Date the Business has been conducted only in the ordinary course and in conformity with past practice.

Section 3.6. Taxes. (a) Except as set forth on Schedule 3.6, each of Seller, CNS and DCS has filed all Tax Returns which it was required to file with respect to the Business and the Purchased Assets and to the Knowledge of Seller, all such returns were correct and complete in all material respects. To the Knowledge of Seller, Seller, CNS and DCS have paid all Taxes owed with respect to the Business or the Purchased Assets (whether or not shown on any Tax Return). All monies required to be withheld by Seller, CNS or DCS from employees, independent contractors, creditors, customers, or others for Taxes with respect to the Business and the Purchased Assets, whether for income Taxes, sales Taxes, social security or other payroll Taxes have been collected or withheld, and have been paid to the respective taxing authorities, when due, or if not yet due set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business. There are no material disputes, claims, proceedings or other actions currently pending, threatened in writing or, to the Knowledge of Seller, otherwise threatened for the assessment or collection of Taxes from Seller, CNS or DCS with respect to the Business and the Purchased Assets.

(b) None of Seller, CNS or DCS has not waived any statute of limitations in respect of Taxes related to the Business or agreed to any extension of time with respect to a Tax assessment or deficiency related to the Business.

(c) No Governmental Body of a jurisdiction in which Seller, CNS or DCS do not file Tax Returns for the Business has notified Seller, CNS or DCS in writing that it may be liable to file Tax Returns in such jurisdiction.

Section 3.7. Sufficiency. To the Knowledge of Seller, the Purchased Assets and those assets and agreements which are contemplated to be covered by transitional services between Seller and Buyer as referenced in Section 7.9 herein, constitute all of the assets used by Seller, CNS or DCS to operate the Business as heretofore conducted by Seller, CNS or DCS other than (a) assets that, individually and in the aggregate, are not material to the Business, and (b) the Excluded Assets (which Excluded Assets include the building located at 34 South Third Street, Columbus, Ohio (including the infrastructure, appurtenances, and signage related thereto) which is used in the operation of the Business but is being retained by Seller).

Section 3.8. Governmental Permits. Seller, CNS or DCS own, hold or possess all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle Seller, CNS or DCS to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”), except for such Governmental Permits as to which the failure to so own, hold or possess would not have a Material Adverse Effect. Each of Seller, CNS and DCS has complied with all terms and conditions of the Governmental Permits other than those instances of noncompliance which would not have a Material Adverse Effect.

Section 3.9. Real Property. (a) Schedule 3.9(a) sets forth a complete and accurate list of all real property owned in fee by Seller, CNS or DCS and being sold to Buyer pursuant to this Agreement (the “Owned Real Property”). Prior to the execution of this Agreement, Seller has made available to Buyer copies of all documents, agreements, title commitments, reports and polices, environmental assessments and reports, maps and surveys, and any other documentation or information in Seller’s possession that relate to the Owned Real Property.

(b) Schedule 3.9(b) sets forth a complete and accurate list of all leasehold interests used primarily in the Business (the “Leased Real Property”). The Leased Real Property and the Owned Real Property are collectively referred to as the “Real Property”.

(c) Seller, CNS or DCS, as applicable, shall deliver to Buyer, or its nominee, on the Closing Date by Limited Warranty Deed with covenants against grantor’s acts (“Warranty Deed”), a good and marketable fee simple title to each parcel of Owned Real Property disclosed on Schedule 3.9(a), such as would be insured by a title company licensed to write title insurance in the State of Ohio free and clear of any liens, easements, rights-of-way, licenses, use restrictions, claims, charges, options, rights of first offer, rights of first refusal or title defects of any nature whatsoever, except for Permitted Encumbrances. Buyer shall have the right to obtain, at its sole cost and expense, a commitment for an owner’s policy of title insurance issued by a Ohio title insurance company licensed to write title insurance in the State of Ohio of Buyer’s choosing (the “Title Company”) having an insured amount equal to the purchase price for the Owned Real Property (the “Title Commitment”). Buyer shall have the right to obtain at its cost and expense, an ALTA Survey (the “Survey”) of each Owned Real Property. With respect to the Owned Real Property, the Title Company shall also serve as escrow agent for purposes of the transaction contemplated by this Agreement. Buyer will have until the date that is 10 days after receipt of both the Title Commitment and the Survey (“Title Objection Date”) to examine the title to the Owned Real Property and furnish to Seller written notice of any objections to Seller’s, CNS’ or DCS’ title to the Real Property accompanied with a copy of that portion of the Title Commitment and all supplemental title documents evidencing and describing the nature of the title objection. Seller, CNS or DCS will have the right, but not the obligation, to cure or remove at or prior to the Closing Date all objections to Seller’s, CNS’ or DCS’, as applicable, title to the Owned Real Property. In the event that Buyer fails to give notice to Seller on or before the Title Objection Date of Buyer’s objection to any exception to Seller’s, CNS’ or DCS’, as applicable, title to the Owned Real Property as revealed in the Title Commitment, then such exception will be deemed to be a “Permitted Encumbrance”. In the event that Buyer gives such notice of objection to any such exception and Seller fail or elect not to cure or remove such exception at or prior to the Closing Date, Buyer, at its sole option, may elect either of the following:

(i) waive the objection and proceed to Closing;

(ii) amend this Agreement to exclude the Owned Real Property at issue, equitably adjust the Purchase Price and proceed to Closing; or

(iii) terminate this Agreement.

(d) Seller, CNS or DCS, as applicable, has a valid and enforceable interest in each parcel of Leased Real Property disclosed in Schedule 3.9(b) as being leased by Seller, CNS or

DCS, respectively; and to the Knowledge of Seller, any other party to such Lease, is not in default under any such Lease or similar agreement in any manner that would result in a termination of such Lease, an increase of the rental payments due thereunder or otherwise materially interfere with the continued use in occupancy of the applicable Leased Premises for the operation of the Business;

(e) To the Knowledge of Seller, all improvements on the Real Property and the use thereof for the operation of the Business, conform in all material respects to applicable Requirements of Law and none of Seller, CNS or DCS has received any written notice of any violation of such Requirements of Law. To Seller’s Knowledge, all improvements on the Real Property are in good condition and repair (ordinary wear and tear excepted) and have not suffered any casualty or other material damage that has not been repaired in all material respects.

(f) Except as set forth on Schedule 3.9(f):

(i) the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicle and other items of tangible personal property owned, leased or held included in the Purchased Assets, are in all material respects and to the Knowledge of Seller, in good and serviceable condition and repair (ordinary wear and tear excepted), except for tangible personal property that is obsolete and no longer used in the Business; and

(ii) None of Seller, CNS or DCS, as applicable, has leased or subleased as lessor or Sublessor all or any portion of the Real Property, and other than Seller, CNS or DCS, no Person occupies any portion of the Real Property.

(g) There is no action or proceeding pending or, to the Knowledge of Seller, threatened in writing, by any governmental agency or authority for assessment or collection of past-due taxes, impact fees or special assessments affecting any part of any Owned Real Property, and no condemnation or eminent domain proceeding is pending or, to the Knowledge of Seller, threatened in writing, against any part of any Owned Real Property.

Section 3.10. Personal Property. As of the date of this Agreement all tangible personal property included in the Purchased Assets is in good and serviceable condition (subject to normal wear and tear) and all inventory included in the Purchased Assets is of good and usable quality except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet. Without limiting the generality of any of the foregoing, except as indicated on Schedule 3.11 herein, none of Seller, CNS or DCS uses furniture, fixtures, equipment, inventory or supplies in connection with the operation of the Business which such entity does not own.

Section 3.11. Personal Property Leases. Schedule 3.11 contains a list of each lease or other agreement under which Seller, CNS or DCS is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used by Seller, CNS or DCS in the Business, except those which are terminable by such Seller, CNS or DCS without penalty on 30 days’ notice or less or which provide for annual rentals less than $50,000.

Section 3.12. Intellectual Property. (a) Schedule 3.12(a) contains a list of all Intellectual Property owned by, exclusively licensed to or used by Seller, CNS or DCS, in each case, exclusively in the conduct of the Business, as currently conducted, or necessary to operate and continue to operate the Business which includes: (i) all Intellectual Property that has been registered with Governmental Body or for which Seller, CNS or DCS or an Affiliate has a pending application for registration with a Governmental Body, and specifies the jurisdiction in which each such registration or application for registration has been filed, including the respective registration or application number including registered copyrights (the “Copyrights”), (ii) all unregistered trademarks, service marks, and trade dress rights that are included in the Trademarks that are actively and exclusively used in and material to the Business, and (iii) all domain names (the “Domain Names”) that are included in the Intellectual Property.

(b) Schedule 3.12(b) contains a list of all Software owned by, exclusively licensed to or used by Seller, CNS or DCS in the conduct of the Business, as currently conducted, other than off-the-shelf items that are each available to be licensed for amounts not in excess of $50,000 per year. Each of Seller, CNS and DCS has maintained all records and other documents related to proof of purchase required by each third-party licensor of the Software used exclusively in the Business.

(c) Except as disclosed in Schedule 3.12(c), Seller, CNS or DCS either: (i) owns the entire right, title and interest in and to the Intellectual Property listed in Schedules 3.12(a) and the Software listed in Schedule 3.12(b), free and clear of any Encumbrance, other than Permitted Encumbrances; or (ii) has a valid contractual right or license to use the same in the conduct of the Business, as currently conducted.

(d) Except as disclosed in Schedule 3.12(d), (i) all registrations for the Intellectual Property identified in Schedule 3.12(a) as being owned by Seller, CNS or DCS are in force, and (ii) the registered Intellectual Property identified in Schedule 3.12(a) has been properly maintained and all applicable maintenance fees and renewal fees for periods prior to Closing have been paid; and (iii) each of Seller, CNS or DCS has the right to bring actions for infringement or unauthorized use of the Intellectual Property identified in Schedule 3.12(a) as being owned by Seller, CNS or DCS and all such rights are included in Purchased Assets; (iv) each of Seller, CNS or DCS has the right to sell the Intellectual Property and has obtained the assignment of all rights to the Intellectual Property from any and all third parties (including employees) necessary to so; (v) to the Knowledge of Seller, the Intellectual Property is valid and enforceable; and (vi) none of Seller, CNS or DCS has granted any right, license, or interest in or to the Intellectual Property that is in conflict with the rights or licenses granted or transferred under this Agreement.

(e) Except as disclosed in Schedule 3.12(e), no proceedings are pending or, to the Knowledge of Seller, threatened in writing against Seller, CNS or DCS which (i) challenge the validity enforceability, or ownership of any Intellectual Property identified in Schedule 3.12(a) or any Software identified in Schedule 3.12(b) as being owned by Seller, CNS or DCS, or (ii) in connection with the operation of the Business, assert that any of Seller, CNS or DCS has violated or infringed upon any intellectual property right of any third person.

(f) Except a disclosed in Schedule 3.12(f), to the Knowledge of Seller, (i) use of the Intellectual Property identified in Schedules 3.12(a) and 3.12(b) does not infringe or otherwise violate the Intellectual Property rights of a third person; and (ii) no third person is infringing or misappropriating any of the Intellectual Property.

(g) Except as set forth on Section 3.12(g), all Intellectual Property listed in Schedule 3.12(a)(i) as being owned exclusively by Seller, CNS or DCS was created or developed by current or former employees of Seller, CNS or DCS or, for or on behalf of Seller, CNS or DCS by third parties was either (i) developed by such employees within the scope of their employment and such employees have otherwise validly assigned their rights (that Seller, CNS or DCS do not already own by operation of law) to Seller, CNS or DCS pursuant to written agreements; (ii) developed by independent contractors or consultants who have validly assigned their rights to Seller, CNS or DCS thereof pursuant to written agreements; or (iii) otherwise acquired by Seller, CNS or DCS thereof from a third party.

(h) Each of Seller, CNS or DCS has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their material confidential information, including Trade Secrets related to the Business. To the Knowledge of Seller, except in the ordinary course of Business, pursuant to a confidentiality agreement or as would not have or reasonably be expected to have a Material Adverse Effect, no disclosure has been made by Seller, CNS or DCS thereof to a third party of any material confidential information owned by Seller, CNS or DCS and used by Seller in the Business.

(i) Seller, CNS or DCS is the sole registrant, owner and user of all right, title and interest in and to the Domain Names, free and clear of liens, security interests and other encumbrances. The registration agreement for the each of the Domain Names is in full force and effect, and all registration fees are paid in full for registration through the Closing Date. Seller, CNS or DCS has at all times been and remains in full compliance with such registration agreement. None of Seller, CNS or DCS has taken any action or entered into any agreement to, or that may require Buyer to, assign, transfer, license or grant to any other person or entity the right to use the Domain Names or that otherwise encumbers the Domain Names. To Knowledge of Seller, none of Seller, CNS or DCS’s registration, ownership and use of the Domain Names infringe, misappropriate, dilute or otherwise violate any right, including any intellectual property right, of any other person or entity.

(j) Each of Seller, CNS or DCS has taken commercially reasonable steps to maintain and protect the Copyrights related to both its print and digital platforms and the Copyrights will continue to be enforceable by Buyer, in all material respects, immediately upon Closing.

Section 3.13. Accounts Receivable. To Seller’s knowledge, all accounts receivable of Seller, CNS or DCS relating to the Business have arisen from bona fide transactions by Seller, CNS or DCS in the ordinary course of the Business and constitute only valid claims which are not subject to counterclaims or setoffs.

Section 3.14. Title to Purchased Assets. Seller, CNS or DCS has good and marketable title to all of the tangible and intangible personal properties included in the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

Section 3.15. Employees and Employee Relations. (a) Schedule 3.15(a) contains: (i) a list of all individuals employed by Seller, CNS or DCS in connection with the Business; and (ii) the then current rate of base compensation provided by Seller, CNS or DCS to such employees. Since the Balance Sheet Date, except as disclosed on Schedule 3.15(a), as required by collective bargaining agreements in force on the Balance Sheet Date, or as required to complete effects bargaining as referenced in Section 9.6 herein, none of Seller, CNS or DCS has: (A) increased the compensation payable or to become payable to or for the benefit of any of its employees (other than normal annual salary increases consistent with past practice), (B) provided any of its employees with increased security or tenure of employment, (C) increased the amount payable to any of its employees upon the termination of such persons’ employment, or (D) increased, augmented or improved benefits granted to or for the benefit of its employees under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement.

(b) Except as set forth on Schedule 3.15(b), none of Seller, CNS or DCS is a party to any labor or collective bargaining agreement in respect of any employee or group of employees of Seller, CNS or DCS. Each of Seller, CNS and DCS is (i) in compliance with each labor or collective bargaining agreement set forth on Section 3.15(b) and (ii) has timely made all contributions to each Seller Plan to which it is obligated to contribute pursuant to such agreements.

(c) Except as set forth in Schedule 3.15(c): (i) to the Knowledge of Seller, Seller, CNS, DCS and their respective Affiliates are, and since January 1, 2012 have been, in compliance in all material respects with all Requirements of Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, employment termination, reductions in force or plant closings (collectively, “Employment Laws”); (ii) none of Seller, CNS, DCS or any of their Affiliates has experienced any strikes, grievances or claims of unfair labor practice; (iii) to the Knowledge of Seller, no organizational effort is being made or threatened by or on behalf of any labor union with respect to any employees; (iv) there has not been, and there is not pending or existing or, to the Knowledge of Seller, threatened, any strike, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, any application or complaint filed by an employee, union or works council with the National Labor Relations Board or any comparable Governmental Body, organizational activity or other labor dispute against Seller, CNS or DCS or any of their Affiliates; (v) no application for certification of a collective bargaining agent is pending or, to the Knowledge of Seller, threatened; (vi) there is no lockout of any employees by Seller, CNS or DCS or any of their respective Affiliates; (vii) there are no claims currently pending or, to the Knowledge of Seller, threatened, against Seller, CNS or DCS or any of their Affiliates alleging the violation of any Employment Laws, or any other claim whatsoever, whether based in tort, contract or law, arising out of or relating in any way to any Person’s employment (actual or alleged), application for employment or termination of employment with Seller, CNS or DCS or any of their Affiliates; and (viii) none of Seller, CNS or DCS or any of their Affiliates has been found liable for the payment of Taxes, fines, penalties or other amounts, however designated, for failure to comply with any Employment Laws.

(d) Except as set forth on Schedule 3.15(d), no director, officer or employee of Seller, CNS or DCS is a party to any employment or other agreement with Seller, CNS or DCS that entitles him or her to compensation or other consideration upon the acquisition by any Person of the Business.

(e) Except as set forth in Schedule 3.15(e), none of Seller, CNS or DCS or their ERISA Affiliates has incurred any Withdrawal Liability as a result of a Withdrawal Liability Event occurring prior to the date hereof and no Withdrawal Liability Event will occur as a result of the occurrence of the closing of the transactions contemplated by the Agreement. With respect to each Withdrawal Liability Event that has previously occurred, Seller, CNS or DCS has received an assessment from the relevant plan or a statement that no Withdrawal Liability was incurred as a result of the Withdrawal Liability Event or Seller, CNS or DCS has paid any assessed Withdrawal Liability in full, and any applicable look-back period related to any Withdrawal Liability has passed.

Section 3.16. Contracts. Schedule 3.16 lists all of the following Contracts which Seller, CNS or DCS, with respect to the Business, or the Business itself is a party to or bound by:

(a) Contracts for the future purchase or sale of real property;

(b) Contracts for the purchase of merchandise, supplies or personal property or for the receipt of services, consulting or advisory services, or sales agency, advertising representative or advertising or public relations, which provide for performance over a period of more than 90 days or which are reasonably expected to involve the payment of more than $50,000 in the 12 month period commencing on the date hereof, except in each case for Contracts that are terminable by Seller on 30 days’ notice or less without penalty;

(c) Contracts for the sale of advertising or other purposes which were not made in the ordinary course of the Business and consistent with past practice;

(d) guarantees of the obligations of customers, suppliers, or employees of the Business;

(e) Contracts involving deferred compensation Contracts or covenants not to compete;

(f) partnership, joint venture or other similar Contracts;

(g) Contracts which provide for, or relate to, the incurrence by Seller, CNS or DCS of indebtedness for borrowed money (except for such Contracts which shall not apply to Buyer or its Affiliates upon or after Closing);

(h) collective bargaining agreements;

(i) employment agreements; or

(j) Contracts outside of the ordinary course of the Business containing any covenant or provision prohibiting Seller, CNS or DCS from engaging in any line or type of business (except for any such Contract which shall not apply to Buyer or its Affiliates upon or after Closing).

Schedule 3.16 also indicates whether each Contract listed therein is to be deemed an “Assumed Contract” or a “Contract Not Assumed” for purposes of this Agreement.

Section 3.17. Status of Contracts. Except as set forth in Schedule 3.17 or in any other Schedule hereto, true and correct copies of each of the Contracts listed in Schedules 3.9, 3.11, 3.12 and 3.16 (provided, in the case of Schedule 3.16, such Contracts is designated therein as an “Assumed Contract”), but excluding the Contracts designated in Schedule 3.16 as a “Contract Not Assumed,” (the “Business Agreements”) have been provided to Buyer and each of the Business Agreements is in full force and effect and none of Seller, CNS or DCS is in breach or default under the terms of any such Business Agreement except where such breach or default would not have a Material Adverse Effect. To the Knowledge of Seller, each other party to any Business Agreement is in compliance with the terms thereof in all material respects.

Section 3.18. Violation, Litigation or Regulatory Action. Except as set forth in Schedule 3.18:

(a) To the Knowledge of Seller, each of Seller, CNS or DCS has complied with all applicable Requirements of Law and Court Orders which are applicable to the Purchased Assets or the Business, except where the failure to comply would not have a Material Adverse Effect;

(b) As of the date of this Agreement, there are no lawsuits or proceedings, or actions or investigations by any Governmental Body, pending or, to the Knowledge of Seller, threatened against Seller, CNS or DCS in respect of the Purchased Assets or the Business; and

(c) As of the date of this Agreement, there is no lawsuit or proceeding, or action or investigation by any Governmental Body pending or, to the Knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

Section 3.19. Employee Plans; ERISA.

(a) Schedule 3.19(a) lists all employee benefit plans or other similar arrangements which Seller, CNS or DCS, or any ERISA Affiliate, sponsors, maintains, or to which contributions are made or required to be made, or for which obligations have been incurred, for the benefit of employees or former employees of Seller, CNS or DCS or an ERISA Affiliate, including, without limitation, (i) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (ii) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, retiree medical, retiree life, welfare or incentive plan, agreement or arrangement, and (iii) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, tuition reimbursement, medical, dental, hospitalization, life insurance, disability insurance and other types of insurance. The plans, agreements and arrangements described in this Section 3.19(a) are referred to herein as “Employee Plans.”

(b) All Employee Plans are in compliance on the date hereof (including with respect to past years for which there would be liability for non-compliance) with the provisions of ERISA, the Code and the rules and regulations promulgated thereunder (to the extent that ERISA, the Code and such rules and regulations are intended to apply) and with all other Requirements of Law, except where the failure to comply would not have a Material Adverse Effect. Except as disclosed in Schedule 3.19(b), none of Seller, CNS or DCS or their ERISA Affiliates maintain, sponsor, participate in or contribute to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, nor have any of them previously maintained, sponsored, participated in or contributed to any such plan. No Employee Plan relating to the Business which is an Employee Benefit Plan (as defined in Section 3(3) of ERISA) has engaged in a transaction that is a Prohibited Transaction as defined in Section 406 of ERISA and Section 4975 of the Code for which there is no exemption and with respect to which Seller, CNS or DCS has on the date hereof incurred any liability which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon the Business and the Purchased Assets.

(c) None of Seller, CNS or DCS or any other ERISA Affiliate has ever contributed to, or had any obligation to contribute to, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), with the exception of the plans listed in Schedule 3.15(e) and any additional plans listed in Schedule 3.19(c).

(d) Except as disclosed on Schedule 3.19(d), no Employee Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any person or any dependent or beneficiary of any person after such person’s retirement or other termination of employment except as may be required by COBRA or applicable state law, and there has been no communication to any person that could reasonably be expected to promise or guarantee any such benefits. Except as disclosed on Schedule 3.19(d), any arrangement providing any such benefits is terminable at any time without the consent of the covered individuals or any union.

(e) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments which are or have been due have been paid to or with respect to each Employee Plan within the time required by law. None of the Seller, CNS or DCS or any ERISA Affiliate has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any Employee Plan.

(f) There is no liability under, or related to, any Employee Plan, or any other plan, program or arrangement in which the Seller, CNS or DCS or any ERISA Affiliate previously participated, which Buyer shall assume or incur, or could reasonably be expected to assume or incur (by operation of law or otherwise), as part of the transactions contemplated by this Agreement or otherwise.

(g) None of Seller, CNS or DCS or their ERISA Affiliates has incurred any liability under Section 4063 or 4064 of ERISA, and except as set forth on Schedule 3.19(g), no such liability will be incurred as a result of the occurrence of the closing of the transactions contemplated by the Agreement.

Section 3.20. Environmental Protection. Except as set forth in Schedule 3.20, to the Knowledge of Seller:

(a) Each of Seller, CNS and DCS is operating and has operated the Business in all respects with all applicable Environmental Laws and Environmental Permits except for any such failure to comply which has not or would not reasonably be expected to have a Material Adverse Effect. None of Seller, CNS or DCS has violated or received written notice alleging that any of Seller, CNS or DCS has violated any Environmental Law

(b) There are no past or present actions, activities, conditions, occurrences or events, including, without limitation, the Release or threatened Release of Hazardous Substances, which has created or could reasonably be expected to create liability for Buyer, including without limitation for personal injury or property damage, or, the obligation to investigate, Remediate, or perform a response action, under Environmental Laws.

(c) With respect to the Business, ownership and/or operation of the Publications, none of Seller, CNS or DCS has received and no other person has received any notice from any governmental or regulatory agency to the effect that Seller, CNS or DCS has performed, failed to perform, or suffered any act, or that a condition exists, which might reasonably give rise to liability to Seller, CNS or DCS under Environmental Laws or constitutes any actual or alleged violation of Environmental Law.

(d) None of Seller, CNS or DCS has caused or contributed to the Release or threat of Release of any Hazardous Substance, and there exists no Hazardous Substance Released, threatened to be Released, at, beneath, from or to the Owned Real Estate (including without limitation any surface waters or groundwaters thereon).

(e) No Hazardous Substance used, generated or handled by any Publications on the Real Estate or elsewhere has been Released, or migrated to or from, any other real property which would reasonably expected to give rise to liability to Buyer, except as would not have a Material Adverse Effect.

(f) No underground storage tanks or asbestos containing materials are or have been located in, on or under any portion of the Owned Real Estate or structures thereon.

(g) Seller, CNS or DCS own, hold or possess all permits and licenses required under Environmental Laws for operation of the Business as currently conducted, and none of Seller, CNS or DCS has any reason to believe any of them will be revoked prior to their expiration, modified or will not be renewed except for such permits and licenses that the failure to so own, hold or possess would not have or reasonably be expected to have a Material Adverse Effect.

(h) Each of Seller, CNS and DCS has made available to Buyer copies of all relevant and material environmental assessments, reports or audits in its possession or control that relate to Seller, CNS or DCS’s compliance with Environmental Laws or the environmental condition of the Real Property, including copies of each of the Phase I environmental assessments listed in Schedule 3.20(h).

(i) No material capital expenditure or annual operating expense, increase are required during the two years following the Closing Date to bring the Business or Real Property into compliance with any Environmental Laws as the activities and operations of the Business are currently conducted.

Section 3.21. Transactions with Affiliates. Except as set forth in Schedule 3.21 hereto, none of the officers, directors, members, partners or other management of Seller, CNS or DCS or of the Affiliates of any such persons or entities, and no member of the immediate family of any such individuals, and no entity in which any such person or entity owns any beneficial interest, is party to any agreement, arrangement, contract, commitment or transaction with Seller, CNS or DCS related to the Business or the Assets or the Publications or has any interest in any property used by Seller in connection with the Business.

Section 3.22. Carriers. Schedule 3.22 lists as of December 31, 2014 the number of carriers and lists the compensation of each carrier whose compensation is in excess of a rate of Twenty Thousand Dollars ($20,000) per year.

Section 3.23. Advertisers; Subscribers; Circulation; Third Party Relationships.

(a) Except as set forth in Schedule 3.23, none of Seller, CNS or DCS has received any written notice that (i) any person or entity that currently purchases advertising space on a regular basis from Seller, CNS or DCS intends to reduce such purchases in a manner that would result in a Material Adverse Effect or (ii) any existing or potential competitor intends to take any action with respect to any market in which any Publication is sold or distributed that would result in a Material Adverse Effect.

(b) Each of Seller, CNS and DCS has met and fulfilled all qualification standards and all acts under any state or local law, rule, regulation or ordinance with respect to requirements to publish legal notices insofar as those requirements relate to the types of legal notices heretofore published in the Publications.

(c) Except as set forth on Schedule 3.23, none of Seller, CNS or DCS has received any written notice that, (i) any person or entity that is a significant printing customer of Seller, CNS or DCS intends to reduce such purchases in a manner that would result in a Material Adverse Effect, or (ii) any existing or potential competitor intends to take any action with respect to the Business that would result in a Material Adverse Effect.

Section 3.24. Insurance.

(a) Schedule 3.24(a) sets forth a true, correct and complete list of all insurance policies of any kind or nature maintained as of the date of this Agreement by or on behalf of Seller, CNS or DCS and relating to the Business and/or the Purchased Assets, in each case, indicating the type of coverage, name of insured, name of insurance carrier or underwriter, premium thereon, policy limits and expiration date of each policy. All such insurance policies are in full force and effect and none of Seller, CNS or DCS is in default with respect to its obligations under any such insurance policy. Seller has delivered to Buyer complete and correct copies of all insurance policies (together with riders and amendments thereto) set forth on Schedule 3.24(a). No insurance coverage listed in Schedule 3.24(a) has been cancelled by any carrier.

(b) Schedule 3.24(b) sets forth all claims made by Seller, CNS or DCS related to the Business for the period beginning January 1, 2012 under any such insurance policy, setting forth as to each claim the date, nature and amount thereof and its disposition (indicating the date and amount as applicable) or current status.

Section 3.25. Privacy; Systems; Security.

(a) Except as disclosed in Schedule 3.25(a), in relation to the operation of the Business (i) each of Seller, CNS or DCS is in compliance with all applicable Requirements of Law relating to privacy, data security and data protection, and with published privacy policies or statements concerning data security requirements and privacy policy notice requirements except where noncompliance would not have a Material Adverse Effect, (ii) the consummation of the transactions contemplated hereby will not violate the terms of any of Seller, CNS or DCS’s privacy policies, statements, notice requirements or any applicable privacy Requirements of Law, and (iii) to Seller’s Knowledge, no claims or controversies have arisen regarding compliance with such Requirements Law or such privacy policies of Seller, CNS or DCS or the implementation of such privacy policies that would reasonably be expected to have a Material Adverse Effect.

(b) Each of Seller, CNS and DCS has taken commercially reasonable steps and implemented reasonable security measures to protect information technology systems used in the operation of the Business from unauthorized access or use except where such failure to implement would not have or be reasonably expected to have a Material Adverse Effect. Each of Seller, CNS and DCS has implemented reasonable backup and disaster recovery technology consistent with industry practice, except where such failure to implement would not have or reasonably be expected to have a Material Adverse Effect.

Section 3.26. Finders. Seller is solely responsible for any fee or commission to any broker, finder or intermediary hired by or on behalf of Seller, CNS and DCS for or on account of the transactions contemplated by this Agreement.

Section 3.27. Disclosure. None of this Agreement, nor any of the other documents to be delivered or executed in connection herewith, nor any Schedule or Exhibit attached hereto or thereto nor any document furnished to Buyer by Seller, CNS or DCS contains any untrue statement of a fact.

Section 3.28. No other Representations or Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Seller, CNS or DCS or any other Person has made or makes any other express or implied representations or warranty, either written or oral, on behalf of Seller, CNS or DCS, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer (including any information, documents, or materials made available to Buyer to the Bulkley Capital dataroom, management presentations or in any other form in expectation of the transactions contemplated hereby), or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller, CNS and DCS to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller, CNS and DCS as follows:

Section 4.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Buyer has the requisite corporate power and authority to own, lease and operate the properties and assets used in connection with its business as currently being conducted or to be acquired pursuant hereto.

Section 4.2. Authority of Buyer. (a) Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b) The execution, delivery and performance of this Agreement and Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer or its stockholders. This Agreement is, and Buyer Ancillary Agreements when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The execution and delivery by Buyer of this Agreement and Buyer Ancillary Agreements, the consummation by Buyer of any of the transactions contemplated hereby or thereby or compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will not:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any assets of Buyer under, (1) the certificate of incorporation or bylaws of Buyer, (2) any material indenture, note, mortgage, lease, guaranty, agreement, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties are subject or by which Buyer is bound or (3) any judgment, order, award or decree, to which Buyer is a party or any of the assets of Buyer is subject or by which Buyer is bound, or Requirements of Law affecting Buyer or its assets, except, in the case of clauses (2) and (3) as would not be reasonably expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement (a “Buyer Material Effect”); or

(ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Governmental Body, except for such of the foregoing as would not be reasonably expected to have a Buyer Adverse Effect.

Section 4.3. Litigation. Buyer is not a party to any action, suit or proceeding pending or threatened which, if adversely determined, would reasonably be expected to have a Buyer Material Effect. There is no order to which Buyer is subject which would reasonably be expected to have a Buyer Material Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

As an inducement to Seller, CNS and DCS to enter into this Agreement and to consummate the transactions contemplated hereby, Parent represents and warrants to Seller, CNS and DCS as follows:

Section 5.1. Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent has the requisite corporate power and authority to own, lease and operate the properties and assets used in connection with its business as currently being conducted or to be acquired pursuant hereto.

Section 5.2. Authority of Parent. (a) Parent has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to comply with the terms, conditions and provisions hereof and thereof.

(b) The execution, delivery and performance of this Agreement by Parent has been duly authorized and approved by all necessary action of Parent and does not require any further authorization or consent of Buyer or its stockholders. This Agreement is a legal, valid and binding agreement of Parent enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The execution and delivery by Parent of this Agreement, the consummation by Parent of any of the transactions contemplated hereby or compliance by Parent with or fulfillment by Parent of the terms, conditions and provisions hereof or thereof will not:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any assets of Parent under, (1) the certificate of formation or operating agreement of Parent, (2) any material indenture, note, mortgage, lease, guaranty, agreement, license, franchise, permit or other authorization, right, restriction or obligation to which Parent is a party or any of its properties are subject or by which Parent is bound or (3) any judgment, order, award or decree, to which Parent is a party or any of the assets of Parent is subject or by which Parent is bound, or Requirements of Law affecting Parent or its assets, except, in the case of clauses (2) and (3) as would not be reasonably expected to have a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement (a “Parent Material Effect”); or

(ii) require the approval, consent, authorization or act of, or the making by Parent of any declaration, filing or registration with, any Governmental Body, except for such of the foregoing as would not be reasonably expected to have a Parent Adverse Effect.

Section 5.3. Litigation. Parent is not a party to any action, suit or proceeding pending or threatened which, if adversely determined, would reasonably be expected to have a Parent Material Effect. There is no order to which Parent is subject which would reasonably be expected to have a Parent Material Effect.

ARTICLE VI

ACTIONS PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 6.1. Investigation of the Business. Upon the request of Buyer, Seller, CNS and DCS shall afford to the officers, employees and authorized representatives of Buyer (including independent public accountants, attorneys and consultants) reasonable access during normal business hours, and upon not less than 24 hours prior notice, to the offices, properties, employees and business and financial records (including, but not limited to, computer files, retrieval programs and similar documentation and all environmental inspection reports to the extent Buyer shall reasonably deem necessary or desirable) and shall furnish to Buyer or its authorized representatives such additional information concerning the Business as shall be reasonably requested; provided, however, that Seller, CNS and DCS shall not be required to violate any obligation of confidentiality to which it is subject or waive any attorney-client privilege in discharging its obligations pursuant to this Section 6.1. Buyer agrees that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller, CNS and DCS.

Section 6.2. Remedies for Breach.

(a) If in the course of any investigation pursuant to Section 6.1, Buyer’s officers, employees or authorized representatives have actual knowledge of any breach of any representation or warranty contained in this Agreement, or any circumstance or condition that upon Closing would constitute such a breach, Buyer will promptly inform Seller of such breach, circumstance or condition.

(b) From time to time prior to the Closing, Seller shall have the right to supplement or amend its disclosure schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”) to disclose any matters that should have been disclosed on a disclosure schedule had it arisen or been known prior to the date of this Agreement.

(c) In the event that (i) Buyer notifies Seller of a breach of a representation or warranty pursuant to Section 6.2(a) or (ii) Seller provides a Schedule Supplement pursuant to Section 6.2(b) that discloses a breach of any representation or warranty, and in either case such breach or breaches would result in aggregate Losses or Expenses (A) in an amount greater than $2,000,000 then Buyer may either terminate this Agreement pursuant to Article XI, or consummate the transactions contemplated under this Agreement and seek indemnification from Seller, CNS, DCS pursuant to Article X in an amount for such disclosed breaches of no more than $2,000,000, or (B) in an amount less than $2,000,000 then Buyer may close and seek indemnification pursuant to Article X for all such Losses or Expenses.

Section 6.3. Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would intentionally render any representation or warranty contained in Article III, IV, or V of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Seller, CNS or DCS shall promptly notify Buyer, and Buyer shall promptly notify Seller, CNS and DCS, of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the other which would have been listed in Schedule 3.18 or would be an exception to Sections 4.3 or 5.3, or been a qualification to Sections 4.3 or 5.3 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

Section 6.4. Consents of Third Parties; Governmental Approvals. (a) The parties will act diligently and reasonably to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the other parties, required to be obtained from any party to consummate the transactions contemplated by this Agreement (including, but not limited to, estoppel certificates and waivers); provided, however, that such action shall not include any requirement of the parties or any of their respective Affiliates to expend money (other than immaterial amounts) not expressly contemplated hereunder, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person.

(b) During the period prior to the Closing Date, Buyer shall act diligently and reasonably, and Seller, CNS and DCS, upon the request of Buyer, shall use its reasonable efforts to cooperate with Buyer, in attempting to secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 8.2 and Section 9.2.

(c) Subject to the terms and conditions of this Agreement, each party shall use its reasonable efforts to cause the Closing to occur.

Section 6.5. Operations of the Business Prior to the Closing Date. (a) From the date of this Agreement until the Closing, except as approved by Buyer pursuant to Section 6.5(b), Seller, CNS and DCS shall operate and carry on the Business only in the ordinary course consistent with past practices and shall continue to promote and conduct advertising on behalf of the Business at levels substantially consistent with past practice. Consistent with the foregoing, from the date of this Agreement until the Closing, Seller, CNS and DCS shall (i) keep and maintain (or cause to be kept and maintained) the Purchased Assets in good operating condition and repair (wear and tear in ordinary usage excepted), (ii) use reasonable efforts consistent with good business practice to preserve the goodwill of and its relationships with the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business, (iii) perform its obligations under all contracts to be assigned to and assumed by Buyer, and (iv) maintain in full force and effect through the Closing Date adequate property damage, liability and other insurance with respect to the Purchased Assets.

(b) Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, except as set forth in Schedule 6.5(b) or except with the express prior written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), none of Seller, CNS or DCS will, in respect of the Business:

(i) make any material change in the Business or its operations, except for such changes as may be required to comply with applicable Requirements of Law;

(ii) make any capital expenditure, or enter into any contract or commitment therefor, in excess of $50,000 in the aggregate;

(iii) enter into any Contract for the purchase of real property or exercise any option to extend any Lease or any lease listed in Schedule 3.9(b);

(iv) except as otherwise provided below, sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any Affiliates of Seller, CNS or DCS), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets other than inventory and minor amounts of personal property sold or otherwise disposed of in the ordinary course of the Business and other than Permitted Encumbrances;

(v) acquire (by merger, consolidation or acquisition of equity interests or assets) any corporation, limited liability company, partnership or other business organization or division thereof that engages in the Business;

(vi) settle or compromise any material claim, action, suit, proceeding or investigation other than in the ordinary course of business that (i) involves only the payment of money and does not exceed $50,000 individually or (ii) that has become due and payable prior to the date hereof;

(vii) transfer, pledge, license, abandon or fail to maintain or renew any owned Intellectual Property, except for non-exclusive licenses to end users in the ordinary course of business;

(viii) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money that the Business is obligated to repay;

(ix) adopt or institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to its employees of the Business, other than immaterial amounts in the ordinary course of the Business or as required by any such plan and disclosed to Buyer in writing, or as required by Requirements of Law;

(x) make any change in the compensation of its employees of the Business, other than immaterial changes made in accordance with normal compensation practices and consistent with past compensation practices;

(xi) adversely modify or amend any Business Agreement; or

(xii) waive any right of any material value of or with respect to the Business.

Section 6.6. Publicity. None of Seller and its Affiliates, on the one hand, or Buyer and its Affiliates, on the other hand, shall issue any press release or public announcement concerning this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or make any other public disclosure or disclosure to any employee of Seller containing or pertaining to the terms of this Agreement (except that the foregoing shall not prohibit disclosure of the existence of the transaction itself), including in any Seller-wide communications and in the contents of any script for any group meeting with employees of Seller, without obtaining Seller’s or Buyer’s, as applicable, prior written approval, which approval will not be unreasonably withheld or delayed; provided that this Section 6.6 shall not prohibit (or require consent of the other party in respect of) (A) disclosure consistent with (and no more expansive than) press releases or other disclosure previously made in accordance with this Section 6.6, (B) disclosure by Seller to the extent necessary to obtain third party consents, or (C) disclosure which, in the judgment of the Party seeking to disclose, is otherwise required by applicable Requirements of Law or by the applicable rules of any stock exchange on which such disclosing Party lists securities, provided that, to the extent any disclosure is required by applicable Requirements of Law or stock exchange rule, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Requirements of Law or stock exchange rule to consult with Seller or Buyer, as applicable, with respect to the text thereof.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1. Tax Matters. (a) Any sales Tax, use Tax, asset transfer Tax except with regard to the Owned Real Property and the Leased Real Property, or similar Tax attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities shall be paid by Buyer. The parties agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

(b) After the Closing Date, the parties shall (and cause their respective Affiliates to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business, the Purchased Assets or the Assumed Liabilities;

(iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business, the Purchased Assets or the Assumed Liabilities;

(iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to the Business, the Purchased Assets or the Assumed Liabilities for taxable periods for which the other may have liability under this Section 6.1;

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period; and

(vi) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purpose of this Section 7.1.

(c) All real property Taxes, personal property Taxes and similar ad valorem obligations levied and assessed with respect to the Purchased Assets for a taxable period prior to the period that includes the Closing Date shall be paid by Seller. All real property Taxes, personal property Taxes and similar ad valorem obligations levied and assessed with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. If bills for such Taxes have not been issued as of the Closing Date and if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by such party.

Section 7.2. Employees; Employee Plans. (a) Seller, CNS and DCS shall continue the employment of any employees employed in the Business up to and including the Closing Date, except in the event of their death, retirement, voluntary termination, termination for cause or termination as otherwise agreed by Seller and Buyer. On the Closing Date, Buyer will offer employment to all of the employees employed in the Business on the Closing Date (the “Business Employees”) upon substantially the same terms and conditions of employment (which by way of clarification shall be determined without regard to any defined benefit plan, equity-based compensation arrangements, non-qualified deferred compensation arrangements and retiree medical arrangements) as enjoyed by such employees immediately prior to the Closing Date (subject to any applicable collective bargaining agreement being assumed); provided however that Buyer shall only be obligated to offer the Employment Agreement Executives the same base compensation without regard to the other terms and conditions of the Employment Agreements. For the avoidance of doubt, notwithstanding the foregoing, Buyer may impose an administrative delay on enrollment in Buyer’s Benefit Programs as necessary to allow for orderly processing, provided that Buyer shall make available to and enroll any Business Employees who accept employment with the Buyer (and who elect to participate in such arrangements) in Buyer’s Benefit Programs in accordance with this Agreement as soon as administratively practicable following the Closing. Any enrollment under Buyer’s Benefit Programs that is subject to an administrative delay pursuant to this Section shall, to the extent agreed by the insurers, be retroactive to Closing, except that coverage under Buyer’s group health plan shall be retroactive to the date after the date such coverage ends under Seller’s group health plan pursuant to the terms of Section 7.2(j) below. Those employees who accept employment with Buyer (“Acquired Employees”) will become employees of Buyer effective as of the Closing Date. Buyer or one of its Affiliates will offer continued employment to all Acquired Employees for the first 91 days following the Closing except in the cases where an Acquired Employee is or may be terminated for cause.

(b) Buyer, Seller, CNS and DCS shall jointly give notice to all Business Employees that they shall cease accruing benefits under Seller, CNS and DCS’s Employee Plans as of the Closing Date and that Buyer will provide Buyer’s Benefit Programs to Acquired Employees as soon as administratively practicable following the Closing. In no event shall any Business Employee be entitled to accrue any benefits under any employee benefit plan or arrangement maintained by Seller after the Closing (without prejudice to any rights of continued participation pursuant to COBRA or under any retiree welfare program for which a person otherwise qualifies).

(c) As soon as administratively practicable following the Closing, Buyer agrees to provide Acquired Employees with participation in benefit plans and other fringe benefits currently offered by Buyer to similarly situated employees of Buyer (“Buyer’s Benefit Programs”) in accordance with the terms and conditions of such Buyer’s Benefit Programs. Such Acquired Employees shall be credited for their length of service with Seller, CNS or DCS (or its predecessor), Buyer and Buyer’s Affiliates, for all purposes under Buyer’s Benefit Programs (except for the purposes of benefit accruals), including determining eligibility to participate in, vesting of, and entitlement to, such benefits. To the extent requested by an Acquired Employee and pursuant to the terms of Buyer’s 401(k) Plan and Requirements of Law, Buyer shall permit a rollover, pursuant to Code Section 402(c), to Buyer’s 401(k) Plan, in cash, of all of the individual account balances of such Acquired Employee (excluding any after-tax money, if any) under the 401(k) Plan extended to Business Employees by Seller, CNS and DCS, and excluding any outstanding plan participant loan receivables allocated to such accounts provided, however, that Buyer may make such rollover contingent upon reasonable evidence that Seller, CNS and DCS’s 401(k) Plan is qualified under Section 401(a) of the Code and upon compliance with Buyer’s administrative procedures. Buyer’s Benefit Programs shall recognize amounts credited toward the deductible and out-of-pocket maximum under Seller, CNS and DCS’s plans, provided, however, that if Buyer reasonably determines that such recognition would adversely affect the eligibility under Section 223(c) of the Code of an Acquired Employee for whom a health savings account has been established in connection with the Buyer’s Benefit Programs, Buyer shall not cause such recognition to occur with respect to such Acquired Employee.

(d) Buyer shall recognize all accrued paid time off (which includes vacation, sick time or other personal days) of Acquired Employees as of the Closing Date.

(e) Any preexisting condition clause in any of the health coverage (including medical and dental coverage) included in Buyer’s Benefits Programs shall be waived for the Acquired Employees who participated in a similar medical or dental program of Seller immediately before the Closing.

(f) Buyer shall be responsible for providing any Acquired Employee whose “qualifying event” (within the meaning of Section 4980B(f) of the Code) occurs on or after the Closing Date (and such employees’ “qualified beneficiaries” within the meaning of Section 4980B(f) of the Code) with the continuation of group health coverage required by Section 4980B(f) of the Code, and Buyer shall be responsible for providing such coverage. Seller, CNS and DCS shall retain responsibility for any employee or other “qualified beneficiary” of theirs whose “qualifying event” occurred prior to the Closing Date.

(g) Buyer shall be solely liable for severance pay and similar obligations payable to any Acquired Employee who is terminated by Buyer after Closing to the extent such obligations arise under Requirements of Law solely because of the Acquired Employee’s employment with Buyer, or under a plan or agreement adopted or assumed by Buyer (provided that, for the avoidance of doubt, Buyer has no obligation with respect to any obligations arising under any Employee Plan or other plan, program, agreement or arrangement of Seller, CNS and DCS that is not expressly assumed by Buyer hereunder).

(h) After the Closing Date, Buyer shall have the liability for, and none of Seller or any of its Affiliates shall have any liability for, short-term disability benefits, (other than insured benefits relating to disabilities incurred prior to the Closing Date), sick pay or salary continuation for those Acquired Employees who are entitled to such benefits solely to the extent that (i) such payments relate to a disability arising prior to the Closing Date but are made with respect to time after the Closing Date during which the Acquired Employee would have been performing services for Buyer but for the disability and arise under a Buyer Benefit Program or due to Requirements of Law, or (ii) the payments relate to a disability arising after the Closing Date. Seller and Seller, CNS and DCS’s Employee Plans shall retain responsibility for providing such benefits to Business Employees with respect to all periods prior to the Closing Date and all liabilities for disabilities arising prior to the Closing Date except for those for which Buyer has expressly agreed in this Section 7.2(h) to assume responsibility. Notwithstanding the foregoing, it is expressly intended that any claim covered by an insurance policy under a Seller, CNS and DCS Employee Plan or other Seller, CNS or DCS insurance policy shall be the responsibility of the relevant insurer.

(i) To the extent required by this Agreement, Buyer will maintain a health care and dependent care flexible spending account arrangement pursuant to Section 125 or 129 of the Code (collectively, “FSAs”). Buyer will honor the elections of all Acquired Employees under the FSAs of Seller or any of its ERISA Affiliates, as in effect immediately prior to the Closing Date, and Buyer will assume responsibility for administering all reimbursement claims of the Acquired Employees with respect to the calendar year in which the Closing Date occurs that are submitted to Buyer for payment on or after the Closing Date, whether arising before, on or after the Closing Date, under Buyer’s FSAs. As soon as practicable but no more than fifteen (15) days following the Closing Date, Seller, CNS and DCS will cause to be transferred to Buyer an amount in cash equal to (i) the sum of all contributions to the FSAs of Seller or its ERISA Affiliates with respect to the calendar year in which the Closing Date occurs by or on behalf of the Acquired Employees prior to the Closing Date, reduced by (ii) the sum of all claims incurred in the calendar year in which the Closing Date occurs that are submitted to Seller, CNS and DCS for payment prior to the Closing Date and paid by the FSAs of Seller or its ERISA Affiliates with respect to such Acquired Employees prior to the date of such cash transfer to Buyer; provided, however, if this calculation results in a negative number, then Buyer will pay to Seller (on behalf of any relevant ERISA Affiliate of Seller, as applicable) as soon as practicable but not more than thirty (30) days following the Closing Date, the amount by which (ii) exceeds (i). Effective as of the Closing Date, Seller, CNS and DCS shall provide Buyer with such information as is necessary for Buyer to establish FSAs for such Acquired Employees, including, but not limited to, each such Acquired Employee’s annual FSA election amount and account balance as of the Closing Date.

(j) Seller, CNS and DCS shall cover the Acquired Employees under their group health plan (including medical, prescription, dental and vision coverage) until the later of (i) the end of the month in which the Closing occurs or fifteen (15) days after the Closing Date and shall remain responsible for all claims incurred by Acquired Employees while such employees are covered by the group health plan. Buyer shall be responsible for all claims incurred by the Acquired Employees while such employees are covered by Buyer’s group health plans. For purposes of clarity, a claim shall be considered incurred when the treatment for a given condition is provided, and not when the condition arose and, in the case of a claim relating to an in-patient hospital stay that began prior to the date the employee became covered by Buyer’s group health plan, the entire claim shall be considered incurred on the date the hospital admission occurred.

(k) Buyer agrees to provide any notice required under the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101, et seq., and any other similar applicable law and to otherwise comply with any such statute with respect to any “plant closings” or “mass layoff” (as defined in WARN) or similar event affecting Business Employees and occurring on or after the Closing Date or arising, in whole or in part, as a result of the transactions contemplated by this Agreement. Buyer shall not take any action after the Closing Date that would cause any termination of employment of any employee by Seller that occurs on or before the Closing Date to constitute a portion of a covered “plant closing” or “mass layoff” under WARN or any similar statute, or to create any liability to Seller, CNS or DCS for any employment terminations under applicable Requirements of Law.

(l) As of the Closing, Buyer shall, subject to the rights of any affected Acquired Employees regarding representation, (a) continue to recognize any labor organization identified in Schedule 3.15(b) as the collective bargaining agent for such affected Acquired Employees, and (b) assume and comply with the terms and conditions of the collective bargaining agreement and other labor union Contracts listed on Schedule 3.16 in accordance with the terms and conditions in effect immediately prior to Closing.

(m) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment to any particular employee benefit plan of each of Buyer, Seller, CNS or DCS (ii) obligate Buyer or any of its ERISA Affiliates to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee except as expressly provided in Section 6.2(a), (iii) prevent Buyer or any of its ERISA Affiliates from amending or terminating any benefit plan or arrangement, or (iv) give any third party the right to enforce any of the provisions of this Agreement.

Section 7.3. Additional Assistance. If, in order to properly prepare either documents to be filed with any Governmental Body or its financial statements, it is necessary that any party hereto be furnished with additional information relating to the Purchased Assets or the Business and such information is in possession of any of the other parties hereto, such party or parties agree to use its/their best efforts to furnish such information to the requesting party without cost or expense to the requesting party. Seller, on the one hand, and Buyer, on the other hand, shall, to the extent reasonably requested by the other, at any time after the execution of the Agreement, assist in the preparation of audited financial statements to the extent they relate to, incorporate or rely upon any information regarding the Purchased Assets or the Business, including but not limited to providing relevant work papers and any certification or representation reasonably requested.

Section 7.4. Title Policy. Seller shall pay the premium for an ALTA Title Policy insuring Buyer’s fee simple title to the Owned Real Property as of the Closing Date, in the amount of the Owned Real Property Purchase Price and which policy will be delivered at Closing. The cost of all title endorsements requested by Buyer shall be paid by Buyer. All expenses and charges incurred in connection with the discharge of delinquent taxes, if any, or monetary liens on the Owned Real Property shall be paid by Seller, other than those created by or made through Buyer. Any and all documentary transfer taxes in connection with the transfer of the Owned Real Property and the Leased Real Property, if any, shall be paid by the Party required by Law or custom to pay the same. Any and all recording fees for recording the Warranty Deed and Lease Assignment shall be paid by Buyer. Any other real property closing costs or charges shall be paid by the party that customarily pays such costs or charges in the city of Columbus, Ohio. The covenants and obligations contained in this Article VII shall survive recording of the Warranty Deed.

Section 7.5. Confidentiality. Buyer acknowledges that the information provided to Buyer and its representatives in connection with this Agreement and the transactions contemplated hereby are subject to the terms of the Confidentiality Agreement, dated March 19, 2015, by and between New Media Investment Group Inc. and Buckley Capital L.P. (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

Section 7.6. Intellectual Property Matters. Following the Closing, none of Seller, CNS or DCS shall, and each shall cause its Affiliates not to (a) disclose, exploit or make use of any part of the Intellectual Property included in the Purchased Assets, or (b) challenge the validity, ownership, or enforceability of any Intellectual Property or interfere with Buyer’s efforts to perfect or enforce any such Intellectual Property or to register any currently unregistered Intellectual Property. Seller acknowledges that Buyer will record and/or file all Intellectual Property Assignments with the appropriate Governmental Body as promptly as practicable following the Closing. Nothing in this Section 7.6 shall prevent Seller from referencing the names of Buyer or any of its subsidiaries in order to describe, in a narrative historical and factual manner, the sale of Business by Seller or using the Trademarks as reasonably necessary to collect any accounts receivable or to procure any rights, claims, or taking action relating to the collection of any accounts receivable; provided, however, that to the extent that Seller uses any such names or Trademarks in accord with the foregoing, Seller shall indicate to any applicable third parties that Seller is in no way affiliated with Buyer.

Section 7.7. Casualty. If, between the date of this Agreement and the Closing Date, there shall occur any physical damage to or destruction of, or theft of similar loss of, any of the Purchased Assets (a “Casualty Loss”), then the amount of any insurance proceeds (net of collection and any other applicable costs) paid to Seller, CNS or DCS in respect of any such Casualty Losses shall delivered to Buyer at Closing.

Section 7.8. Insurance. From and after the Closing, the Purchased Assets and the operations of the Business by Purchaser shall cease to be insured by Seller’s insurance policies or any of its self-insured programs for occurrences after the Closing. From and after the Closing, Seller shall be responsible for the administration and payment of all claims arising prior to the Closing made under any of Seller’s or any of its Affiliates’ insurance policies or any of their self-insured programs (the “Retained Insurance Claims”).

Section 7.9. Transition Services. From and after the Closing, Buyer, on the one hand, and each of Seller, CNS and DCS, on the other hand, will continue their respective systems and services supporting the other in a manner and at a level substantially similar to how those systems and services support the Business and Seller’s other business operations as of the date of this Agreement. Buyer, on the one hand, and each of Seller, CNS and DCS, on the other hand, will pay the other’s respective documented out of pocket third party costs incurred in providing such support consistent with the amounts and nature of such costs incurred prior to the date hereof for providing like support, and such other costs as the parties may mutually agree upon. Following the Closing, Seller and Buyer will negotiate in good faith a definitive transitional services plan for their mutual benefits.

Section 7.10. Gannett Agreement. Seller will, within one business day following the execution of this Agreement, provide a written notice of termination of the Gannett Agreement in accordance with the provisions thereof such that the Gannett Agreement terminates 180 days thereafter (it being understood that the Gannett Agreement is a Purchased Asset and will be assumed by Buyer at the Closing and Buyer will be responsible for all payments thereunder accruing after the Closing Date).

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER, CNS AND DCS

The obligations of Seller, CNS and DCS under this Agreement to consummate the Closing shall, at the option of Seller be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 8.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements contained herein and each of the representations and warranties of Buyer contained or referred to herein shall be true and correct in all material respects (except for in any case where any such representation, warranty, covenant or agreement is qualified as to materiality, disregarding any materiality qualifications contained therein) on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct in all material respects as of such specified date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller; and there shall have been delivered to Seller a certificate or certificates to such effect, dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer, any President or any Vice President.

Section 8.2. No Restraint or Litigation. (a) There shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a Governmental Body, no statute, rule, regulation or executive order shall have been promulgated or enacted by a Government Body and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.

(b) There shall not be in existence any suit, action, proceeding or investigation instigated by a Governmental Body before any court or Governmental Body to prohibit the transactions contemplated hereby.

Section 8.3. Closing Deliveries. Buyer shall have executed and delivered such documents, instruments and other deliveries required pursuant to Section 2.6(b).

Section 8.4. Labor Matters. Seller shall have completed effects bargaining with the applicable union bargaining representatives.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement to consummate the Closing shall, at the option of Buyer, be subject to the satisfaction on or prior to the Closing Date, of the following conditions:

Section 9.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Seller, CNS or DCS in the performance of any of its respective covenants and agreements contained herein and each of the representations and warranties of Seller, CNS and DCS contained or referred to in this Agreement shall be true and correct in all material respects (except for in any case where any such representation, warranty, covenant or agreement is qualified as to materiality, disregarding any materiality qualifications contained therein) on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct in all material respects as of such specified date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction contemplated by this Agreement; and there shall have been delivered to Buyer certificates to such effect, dated as of the Closing Date and signed on behalf of Seller by their respective Presidents or Vice Presidents.

Section 9.2. No Restraint or Litigation. (a) There shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a Governmental Body, no statute, rule, regulation or executive order shall have been promulgated or enacted by a Government Body and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.

(b) There shall not be in existence any suit, action, proceeding or investigation instigated by a Governmental Body before any court or Governmental Body to prohibit the transactions contemplated by this Agreement.

Section 9.3. No Material Adverse Effect. There shall not have been any material damage, loss destruction or diminution in value with respect to any of the Purchased Assets or the Business and there shall not have been any Material Adverse Effect.

Section 9.4. Noncompetition Agreements. Seller and John F. Wolfe shall have entered into Noncompetition Agreements with Buyer in the form of Exhibit F.

Section 9.5. Closing Deliveries. Seller, CNS and DCS shall have executed and delivered such documents, instruments and other deliveries required pursuant to Section 2.6(a). Without limiting the foregoing, any and all waivers, consents or approvals shall have been obtained.

Section 9.6. Labor Matters. Seller shall have completed effects bargaining with the applicable union bargaining representatives. For the avoidance of doubt, Seller shall not agree to any increases in severance payments or other compensation or benefits in such effects bargaining without the prior written consent of Purchaser.

ARTICLE X

INDEMNIFICATION

Section 10.1. Indemnification by Seller, CNS and DCS. (a) The representations and warranties of Seller, CNS and DCS contained in this Agreement will survive for a period ending on the 12-month anniversary of the Closing Date (the “Expiration Date”); provided, however, that (a) the Expiration Date will be the full period of any applicable statute of limitations plus 60 days for any Loss and Expense relating to an alleged breach or inaccuracy in the representations and warranties contained in Sections 3.1, 3.3, 3.6, 3.14, and 3.26. All of the covenants and agreements of Seller, CNS and DCS contained in this Agreement will survive after the Closing Date in accordance with their terms. The indemnification obligations with respect to the representations, warranties, covenants and agreements of Seller, CNS and DCS set forth in this Agreement will terminate (and no claims shall be made thereafter) upon the expiration of the applicable survival period set forth in this Section 10.1; provided, however, any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1, as to which the obligation of Seller, CNS and DCS shall continue until the liability of Seller, CNS and DCS shall have been determined pursuant to this Article X, and Seller, CNS or DCS shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article X.

(b) From and after the Closing, Seller, CNS and DCS, jointly and severally, agree to indemnify and hold harmless each Buyer Group Member from and against any and all Loss and Expense incurred by such Buyer Group Member in connection with or arising from:

(i) any breach of Seller, CNS and DCS of, or any other failure of Seller, CNS and DCS to perform, any of its covenants, agreements or obligations in this Agreement;

(ii) any alleged breach of any warranty or the alleged inaccuracy of any representation of Seller, CNS and DCS contained in this Agreement, or any certificate delivered by or on behalf of Seller, CNS or DCS pursuant hereto; provided, however, that except with respect to the representations and warranties set forth in Sections 3.4 and 3.5(a), for the purpose of determining the amount of any Loss or Expense, each representation and warranty under which indemnification is sought under this Article X shall be read without regard to, and as if such representation or warranty did not contain all “material”, “materiality”, or “Material Adverse Effect” qualifications that may be contained therein; and

(iii) the failure of Seller, CNS or DCS to perform any Excluded Liabilities and/or Seller’s, CNS’s or DCS’s operation of the Business and/or the ownership and/or use of the Purchased Assets on or prior to the Closing Date.

Section 10.2. Indemnification by Buyer and Parent. (a) The representations and warranties of Buyer and Parent contained in this Agreement will survive for the full period of any applicable statute of limitations plus 60 days. All of the covenants and agreements of Buyer contained in this Agreement will survive after the Closing Date in accordance with their terms. The indemnification obligations with respect to the representations, warranties, covenants and agreements of Buyer and Parent set forth in this Agreement will terminate (and no claims shall be made thereafter) upon the expiration of the applicable survival period set forth in this Section 10.2; provided, however, any Loss or Expense of which any Seller Group Member has notified Buyer in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article X, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article X.

(b) Buyer and Parent, jointly and severally, agree to indemnify and hold harmless each Seller Group Member from and against any and all Loss and Expense incurred by such Seller Group Member in connection with or arising from:

(i) any breach by Buyer or Parent, or any other failure of Buyer or Parent to perform, any of its covenants, agreements or obligations in this Agreement any alleged breach of any warranty or the alleged inaccuracy of any representation of Buyer or Parent contained in this Agreement or any certificate delivered by or on behalf of Buyer or Parent pursuant hereto;

(ii) any alleged breach of any warranty or the alleged inaccuracy of any representation of Buyer or Parent contained in this Agreement or any certificate delivered by or on behalf of Buyer or Parent pursuant hereto; and

(iii) the failure of Buyer to perform any of the Assumed Liabilities and Buyer’s operation of the Business and/or the ownership and/or use of the Purchased Assets after the Closing Date.

Section 10.3. Notice of Claims.

(a) Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based. The failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 10.3 shall not affect such Indemnified Party’s rights under this Article X except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

Section 10.4. Third Person Claims.

(a) In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person other than the parties to this Agreement (a “Third Person”) against the Indemnified Party, within 10 days after receipt by such Indemnified Party of written notice of the Third Person claim, such Indemnified Party must provide written notice to the Indemnitor describing in reasonable detail the Third Person claim (provided, however, that any delay of the Indemnified Party in providing such written notice shall not affect the Indemnitor’s obligations hereunder except to the extent the Indemnitor has been adversely affected or prejudiced by such delay). Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a Third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within five business days after receipt thereof and shall deliver to the Indemnitor within seven business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the Third Person claim.

(b) In the event of the initiation of any legal proceeding against the Indemnified Party by a Third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense; and provided further, that the Indemnitor shall not have the right to assume the defense of any Third Person claims to the extent that such claim (x) seeks non-monetary damages, (y) relates to a criminal action or involves claims by a Governmental Body or (z) seeks damages in excess of the maximum amount for which indemnification may be required to be provided by the Indemnitor pursuant to Article X. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, reasonably acceptable to the Indemnitor, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld.

Section 10.5. Limitations.

(a) In any case where an Indemnified Party recovers from Third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting there from the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(b) Except for remedies that cannot be waived as a matter of law and injunctive and other non-monetary provisional relief, if the Closing occurs, this Article X shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the transactions contemplated hereby.

(c) If any Seller Group Member is conducting any defense against a Third Person claim for which a Buyer Group Member has sought indemnification pursuant to Section 10.1, expenses incurred by such Seller Group Member in connection therewith, including legal costs and expenses, shall constitute Expenses for purposes of determining the maximum aggregate amount to be paid by such Seller Group Member pursuant to Section 10.5(d).

(d) Notwithstanding any provision of this Agreement to the contrary, the indemnification provided for in Sections 10.1(b)(ii) and 10.2(b)(ii) shall be subject to the following limitations:

(i) None of Seller, CNS or DCS shall be obligated to indemnify Buyer Indemnitees for any Losses and Expenses until the aggregate amount of all of Buyer’s Losses and Expenses exceeds an amount equal to $235,000 (the “Basket”); provided, however, the Basket shall not apply to Losses or Expenses that are due to or arise out of (i) Seller Indemnitees’ fraud or intentional acts or omissions, (ii) Tax Obligations or (iii) a breach of Sections 3.1 (Organization), 3.3 (Authority of Seller, CNS and DCS), 3.6 (Taxes), 3.14 (title to Purchased Assets), 3.20 (Environmental) or 3.26 (Finders), (the “Seller Excluded Matters”). After Buyer’s Losses and Expenses exceed the Basket, Buyer shall be entitled to indemnification for all such Losses and Expenses in excess of the Basket up to an aggregate indemnification of $5,875,000 (the “Cap”), unless such Losses and Expenses are due to or arise out of the Seller Excluded Matters and in that event the aggregate indemnification shall not exceed the Purchase Price.

(ii) Buyer shall not be obligated to indemnify Seller Indemnitees for any Losses and Expenses until the aggregate amount of all of Seller Indemnitees’ Losses and Expenses exceeds the Basket; provided, however, the Basket shall not apply to Losses or Expenses that are due to or arise out of Buyer Indemnitees’ fraud or intentional acts or omissions (the “Buyer Excluded Matters”). After Seller’s Losses and Expenses exceed the Basket, Seller shall be entitled to indemnification for all such Losses and Expenses in excess of the Basket up to the Cap, unless such Losses and Expenses are due to or arise out of the Buyer Excluded Matters and in that event the aggregate indemnification shall not exceed the Purchase Price.

(e) In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer). The parties agree that, for purposes of computing the amount of any indemnity payment hereunder with respect to any Loss or Expense, any such indemnity payment shall be treated as an adjustment to the Purchase Price for all Tax purposes.

(f) Notwithstanding any other provisions of this Agreement, none of Buyer Seller, CNS or DCS shall be liable for any claims for punitive damages which arise out of or relate to the performance of this Agreement or the breach thereof, regardless of whether such claims for damages are characterized as arising in contract, tort, indemnity or otherwise, except and to the extent any such punitive damages are recovered against an indemnity pursuant to a third party claim.

(g) No Seller Group Member shall have an indemnification obligation hereunder to the extent Losses or Expenses result from actions taken by or on behalf of Buyer after the Closing, changes in accounting methods or policies related to the Business after the Closing.

(h) Nothing herein shall be deemed to affect an Indemnified Party’s obligation to mitigate any indemnifiable Loss or Expense in accordance with applicable Law.

(i) Payments by an Indemnitor in respect of any Loss or Expense shall be reduced by an amount equal to any Tax Benefit. As used herein, “Tax Benefit” shall mean any actual reduction of cash Taxes paid by an Indemnitee as a result of a Loss or Expense in the taxable year in which such Loss or Expense occurred, with no obligation to carry such Loss or Expense backward or forward, assuming for purposes of such calculation that any deduction, loss or other Tax attribute generated by such Loss or Expense is the last such deduction, loss or other Tax attribute on any Tax Return and using the lowest Tax rate applicable to Indemnitee in the Tax year of such Loss or Expense.

ARTICLE XI

TERMINATION

Section 11.1. Termination. (a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(i) by the mutual consent of Seller, CNS and DCS and Buyer;

(ii) by Seller, CNS and DCS in the event of a material breach by Buyer of any of its agreements, representations or warranties contained in this Agreement or if any of the representations or warranties of Buyer contained in this Agreement shall have been inaccurate in any material respect when made, and the failure of Buyer to cure such breach within five (5) days after receipt of written notice from Seller, CNS or DCS requesting such breach to be cured;

(iii) by Buyer in the event of a material breach by Seller, CNS or DCS of any of their respective agreements, representations or warranties contained in this Agreement or if any of the representations or warranties of Seller, CNS or DCS contained in this Agreement shall have been inaccurate in any material respect when made, and the failure of Seller, CNS or DCS to cure such breach within five (5) days after receipt of written notice from Buyer requesting such breach to be cured;

(iv) by Buyer if, since the date of this Agreement, there shall have occurred or Buyer shall have become aware of a Material Adverse Effect;

(v) by Seller, CNS and DCS or Buyer if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(vi) by Seller, CNS and DCS or Buyer if the Closing shall not have occurred on or before June 30, 2015 (or such later date as may be mutually agreed to by Seller and Buyer); provided, however, that the right to terminate this Agreement under this Section 11.1(a)(vi) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date;

(vii) by Buyer pursuant to Section 3.9(c)(iii) or Section 6.2(c); or

(viii) by Seller, in the event that Seller receives a bona fide written proposal for a merger, sale of assets, sale of equity or similar transaction which (A) was not initiated, solicited, knowingly encouraged or knowingly induced by the Seller, (B) provides for consideration to the Seller that is greater than the Purchase Price herein, and (C) the Seller’s Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the transactions contemplated hereby after taking into account the likelihood of consummation of the proposed transaction and after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Law.

(b) Any party desiring to terminate this Agreement pursuant this Section 11.1 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

(c) In the event that this Agreement shall be terminated pursuant to this Article XI, all further obligations of the parties under this Agreement (other than Sections 12.1 and 12.9) shall be terminated without further liability of any party to the other; provided, that (i) nothing herein shall relieve any party from liability for any breach of this Agreement and (ii) in the event Seller terminates this Agreement pursuant to Section 11.1(a)(viii) Seller shall promptly pay Buyer liquidated damages of $5,875,000 (“Liquidated Damages”). The parties acknowledge that the Liquidated Damages constitute compensation, and not a penalty, and that Buyer’s harm caused by Seller terminating this Agreement pursuant to Section 11(a)(iii) would be impossible or very difficult to accurately estimate as of the date of this Agreement, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm suffered by Buyer.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1. Confidential Nature of Information. Each party agrees that all documents, materials and other information which it shall have obtained, reviewed or had access to (a) regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, or (b) pursuant to exercising its rights under the Section 12.5 hereof, shall, in each case, be held in confidence pursuant to and be subject to the Confidentiality Agreement; provided, however, that Seller, CNS and DCS may disclose to the applicable union bargaining representatives such information as necessary to complete the effects bargaining referenced in Sections 8.4 and 9.6 of this Agreement.

Section 12.2. Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York without reference to its choice of law rules.

Section 12.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form, to such address, (b) in the case of any nationally recognized overnight express mail service, one day shall have elapsed after the same shall have been deposited with such service or (c) if by fax, on the day on which such fax was sent; provided, however, that a copy is sent the same day by overnight courier or express mail service.

If to Seller, CNS and DCS, to

The Dispatch Printing Company

34 South Third Street

Columbus, Ohio 43215

Attn: John F. Wolfe, Chairman

Facsimile: (614) -257-0030

with a copy (which shall not constitute notice to Seller) to:

Seyfarth Shaw LLP

131 S. Dearborn Street, Suite 2400

Chicago, Illinois 60603

Attn: Michael Rybicki

Facsimile: (312) 460-7840

and:

Zeiger, Tigges & Little LLP

41 S High Street

3500 Huntington Center

Columbus, Ohio 43215

Attn: John W. Zeiger

Facsimile: (614) 365-7900

If to Buyer, to:

GateHouse Media Ohio Holdings II, Inc.

c/o New Media Investment Group Inc.

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: Michael E. Reed, Chief Executive Officer

Facsimile: (212) 798-6070

with a copy (which shall not constitute notice to Buyer) to:

GateHouse Media, LLC

175 Sully’s Trail, 3rd Fl.

Pittsford, New York 14534

Attention: Polly Grunfeld Sack, Esq.

Facsimile: (585) 248-9562

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

Section 12.4. Successors and Assigns. (a) The rights and obligations of a party under this Agreement shall not be assignable by such party without the written consent of the other parties hereto. Any assignment or purported assignment without such consent is void.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as expressly provided herein, nothing in this Agreement, is intended or shall be construed to confer any right, remedy or claim under or by reason of this Agreement upon any Person other than the parties and successors and assigns permitted by this Section 12.4.

Section 12.5. Access to Records after Closing. (a) For a period of six (6) years after the Closing Date Seller, CNS and DCS and its respective representatives shall have reasonable access to all of the books and records of the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller, CNS or DCS in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller, CNS and DCS shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.5. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, it shall, prior to such disposition, give Seller, CNS and DCS a reasonable opportunity, at Seller, CNS and DCS’s expense, to segregate and remove such books and records as the other party may select.

(b) For a period of six (6) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller, CNS or DCS or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller, CNS and DCS and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 12.5. If Seller, CNS or DCS or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller, CNS or DCS shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as the other party may select.

Section 12.6. Entire Agreement; Amendments. This Agreement, the Buyer Ancillary Agreements, the Seller Ancillary Agreements, the Noncompetition Agreements, the Exhibits and Schedules referred to herein and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto and supersede any and all prior agreements, negotiations, correspondence (including, without limitation correspondence between the attorneys or other representatives of each party), undertakings, promises, covenants, arrangements, communications, representations and warranties, whether oral or written and not expressly reflected herein or in such other documents with respect to such subject matter (together, the “Prior Communications”), of any party to this Agreement or such other documents and no party to this Agreement or such other documents may rely or shall be deemed to have relied upon any such Prior Communications. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (AS QUALIFIED BY THE DISCLOSURE SCHEDULES HERETO), THE PURCHASED ASSETS ARE SOLD “AS IS” AND “WHERE IS” WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED REPRESENTATIONS OF MARKETABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 12.7. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated there under. Articles, titles and headings to sections herein are inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement, Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

The Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement to the extent its relevance to such other sections is reasonably apparent. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of the Business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of the Business for purposes of this Agreement.

Section 12.8. Amendments; Waivers. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 12.9. Expenses. Buyer will pay all transfer Tax, conveyance fees, recording charges and any similar fees and charges in connection with the transactions contemplated herein. State and County transfer taxes attributable to the Real Property shall be paid by the Party required by Law or custom to pay the same. All escrow and closing fees shall be split between parties equally. The cost of extended coverage and the owner’s title insurance policy insuring Buyer’s fee simple title to the Real Property as of the Closing Date, in the amount of the fair market value of the real estate and improvements, shall be paid for by the Seller. All title insurance endorsements and Survey costs shall be paid for by Buyer. Except as otherwise expressly provided herein including Section 11(c), Seller and Buyer will pay all of its own respective costs and expenses incident to its negotiation and preparation of this Agreement, Buyer Ancillary Agreements and the Seller Ancillary Agreements to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

Section 12.10. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

Section 12.11. Execution in Counterparts. This Agreement may be executed by facsimile in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to Seller, CNS and DCS and Buyer.

Section 12.12. Electronic Signatures. Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Requirement of Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party shall be deemed to have executed a document hereunder or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed such document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate such document contemplated. Delivery of a copy of a document hereunder bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

Section 12.13. Escrow Instructions. The terms and conditions of this Agreement, together with the Title Company’s standard conditions of acceptance of escrow, shall serve as escrow instructions for the Title Company with respect to the Owned Real Property, provided, however, that in the event of any conflict between the provisions of this Agreement and the Title Company’s standard conditions of acceptance of escrow, the provisions of this Agreement shall govern.

Section 12.14. Payoff Offset. Each party (the “Payor”) has the right to offset against payments owed hereunder to the other (the “Payee”) any amounts due and owing from the Payee or any of its affiliates (collectively, the “Payee Parties”) to the Payor under any agreement between Payor and any Payee Party or otherwise.

Section 12.15. Bulk Sales. The parties waive compliance with the requirements of the bulk sale Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

Section 12.16. No Solicitation of Competing Proposal. From and after the date of this Agreement until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 11.1, and except as otherwise provided for in this Agreement,

Seller agrees that neither it nor any of its Affiliates shall, and that it shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (a) negotiate or have any discussions with any other Person, or solicit or accept any offer from any other Person, concerning a possible sale of the Business, in whole or in part, whether structured in the form of a sale of assets, sale of stock, merger, consolidation, recapitalization, business combination or otherwise, or (b) provide to any other Person any non-public information concerning the Business with respect to a possible transaction of the type described in clause (a) above. The foregoing is subject to Seller’s rights pursuant to Section 11.1(a)(viii) above.

Section 12.17. Parent Guarantee. Parent hereby absolutely, unconditionally and irrevocably guarantees to Seller the full and prompt performance of all of Buyer’s obligations set forth in this Agreement and payment of all amounts required to be paid by Buyer as set forth in this Agreement, (collectively, the “Buyer Guaranteed Obligations”). The foregoing constitutes a guarantee of payment, and not of collection. The liability of Parent hereunder is direct and unconditional, and may be enforced without requiring Seller first to resort to any other right, remedy, or security. Seller agrees to give Parent written notice of any failure of Buyer to perform any of Buyer Guaranteed Obligations (provided, however, that any delay of Seller in providing such written notice shall not affect Parent’s obligations hereunder except to the extent Parent has been adversely affected or prejudiced by such delay). Other than as set forth in the previous sentence, Parent hereby waives all rights of notice or demand, including without limitation presentment, demand for payment and protest of any instrument, and notice of dishonor or nonpayment, notice of default or nonpayment by Buyer and all other notices to which Parent may otherwise be entitled. In addition, Parent waives all suretyship defenses it may have, whether now or in the future, including without limitation: (i) any lack of validity, regularity or enforceability of this Section 12.17; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Buyer Guaranteed Obligations, or any other amendment or waiver of, or any consent to depart from, the terms of the Agreement; (iii) any failure on the part of Seller to exercise, or any delay in exercising, any right under the Agreement; or (iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Parent with respect to the Buyer Guaranteed Obligations or the obligations of Parent under this Section 12.17. Parent waives notice and proof of reliance by Seller on this Section and all of the Buyer Guaranteed Obligations shall conclusively be deemed to have been created, incurred, renewed, extended, amended and/or waived in reliance upon Parent’s obligations in this Section 12.17. Parent also waives any right to seek contribution, indemnification, subrogation or reimbursement from Buyer, until all of Buyer Guaranteed Obligations have been indefeasibly paid in full. The execution of this Agreement by and on behalf of Parent has been authorized by all necessary corporate action and will not violate Parent’s charter or by-laws or any material agreement, instrument, order, judgment or decree to which it is a party or by which it is bound.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THE DISPATCH PRINTING COMPANY

By: /s/ John F Wolfe

Name: John F Wolfe
Title: Chairman

CONSUMERS NEWS SERVICES, INC.

By: /s/ Michael J. Fiorile

Name: Michael J. Fiorile
Title: Chairman

DISPATCH CONSUMER SERVICES, INC.

By: /s/ Michael J. Fiorile

Name: Michael J. Fiorile
Title: President

GATEHOUSE MEDIA OHIO HOLDINGS II, INC.

By: /s/ Mark Maring

Name: Mark Maring
Title: V.P., Treasurer

GATEHOUSE MEDIA OPERATING, LLC, solely for purposes of Article V and Section 12.17

By: /s/ Mark Maring

Name: Mark Maring
Title: V.P., Treasurer